August 9, 2006

RESCISSION OFFER

                                    AVP, INC.

                               OPTIONS TO PURCHASE

                                652,494 SHARES OF

                                  COMMON STOCK

Pursuant to this document, we are offering to repurchase options exercisable for up to 652,494 shares of our common stock, which we granted in 2004 to players on our professional beach volleyball tour.

Unless the context otherwise requires, the terms "AVP," "we," "us" or "our" refer to AVP, Inc. and its consolidated subsidiaries.

Prices of our common stock are quoted on the OTC Bulletin Board under the symbol "AVPI." Until March 21, 2005, our common stock traded on the OTCBB under the symbol "ONET," and until December 16, 2005, our common stock traded on the OTCBB under the symbol "AVPN." The last reported sales price per share of our common stock, as reported by the OTCBB on July 21, 2006, was $0.80. There is no market for our stock options.

                              The Rescission Offer

o We are offering to rescind our grant to players on the 2004 AVP Tour of stock options to purchase a total of 652,494 shares of our common stock.

o The repurchase price for the stock options subject to the rescission offer is 20% of the per share exercise price multiplied by the number of shares subject to the options, or $0.3156 per share subject to the options. If you accept our rescission offer and surrender your option, in addition to the rescission price, you will receive interest, from May 1, 2004 through the date that the rescission offer expires, at the interest rate required by your state of residence, as set forth below.

State            Interest rate
--------------   -------------
California             7%
Florida                9%
Hawaii                10%
Oregon                 9%
South Carolina         6%

Federal law does not provide a specific interest rate to be used in the calculation of the consideration to be received in connection with the repurchases of securities by an issuer in a rescission offer.

o     The rescission offer will expire on September 8, 2006.

See "Risk Factors" beginning on page 15 to read about certain factors you should consider before accepting or rejecting the rescission offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this document is August 9, 2006.

                                Table of Contents

                                                                            Page
                                                                            ----

SUMMARY .................................................................     6

RESCISSION OFFER ........................................................     8

RISK FACTORS ............................................................    15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ................    20

BUSINESS ................................................................    22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS
  OF OPERATIONS .........................................................    28

MANAGEMENT ..............................................................    38

EXECUTIVE COMPENSATION ..................................................    40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
  RELATED STOCKHOLDER MATTERS ...........................................    43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................    44

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ..........................    46

EXPERTS .................................................................    46

AVAILABLE INFORMATION ...................................................    47

INDEX TO FINANCIAL STATEMENTS ...........................................    48

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS DOCUMENT. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. WE ARE OFFERING TO REPURCHASE OUR STOCK OPTIONS ONLY FROM PERSONS REFERRED TO ON THE COVER OF THIS DOCUMENT IN JURISDICTIONS WHERE SUCH OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS DOCUMENT IS CURRENT AS OF THE DATE ON THE COVER.

                QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

You should read the following questions and answers, together with the more detailed information regarding the rescission offer and the risk factors set forth elsewhere in this document, before deciding whether to accept or reject the rescission offer.

Q: Why are we making the rescission offer?

A: Pursuant to their AVP Player Agreements, we granted stock options to players on AVP's 2004 Tour (the "Eligible Players"), intending that the grant would be exempt under federal securities law. Because of a typographical error in the agreements, the stock options grants did not qualify for the intended exemption. Consequently, these option grants might have violated the U.S. Securities Act of 1933 and the state securities laws of California, Florida, Hawaii, Oregon and South Carolina. The rescission offer is intended to address these federal and state securities laws compliance issues.

Q: Which options are included in the rescission offer?

A: We are offering, upon the terms and conditions described in this document, to rescind the grant of options to purchase up to a total of 652,494 shares of our common stock (the "2004 Options"), which are held by 132 Eligible Players.

Q: When does the rescission offer expire?

A: Our rescission offer will expire on September 8, 2006.

Q: What will I receive if I accept the rescission offer?

A: If you accept our rescission offer, we will repurchase the options at a price equal to 20% of the $1.578 per share exercise price multiplied by the number of shares subject to the options, or $0.3156 per share subject to the options, plus interest at the current statutory rate per year, from May 1, 2004 through the date the rescission offer expires.

      The legal rates of interest for the repurchase of options in the relevant states are as follows:

State            Interest rate
--------------   -------------
California             7%
Florida                9%
Hawaii                10%
Oregon                 9%
South Carolina         6%

      We believe that your acceptance of the rescission offer will preclude you from later seeking similar relief under general theories of estoppel, and we are unaware of any federal or state case law to the contrary. However, we urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

Q: How did you decide upon the rescission price?

A: The rescission price for a cash sale is based on the purchase price. In the case of rescission of a grant of an unexercised stock option, for which no cash consideration was exchanged, it is customary, instead, to use an amount equal to 20% of the amount equal to the per share exercise price multiplied by the number of shares subject to the option, which convention we have adopted for this rescission offer.

Q: How can I calculate the amount that I would receive if I accepted the rescission offer?

A: The amount you would receive would equal the product obtained by multiplying the number of shares subject to your option ("option shares") by .3156 (i.e., 20% of the $1.578 per share exercise price) and adding interest on that amount at the interest rate applicable to the state in which you reside for the period May 1, 2004 through September 8, 2006. Accordingly, you can compute the amount you would receive if you accept the rescission offer by multiplying the number of option shares by the applicable factor in the following table (assuming payment on August 31, 2006):

                           Rescission amount for
State            Factor*     1,000 share option
--------------   -------   ---------------------
California        .36715           $367.15
Florida           .38818           $388.18
Hawaii            .38924           $389.24
Oregon            .38818           $388.18
South Carolina    .35978           $359.78

*     The factor is calculated  as:

          .3156 + (.3156 x [applicable interest rate] x (28/12))

      You will not have any right to exercise your option if you elect to rescind the option grant.

Q: Have any officers, directors or holders of at least 5% of AVP stock advised AVP whether they will participate in the rescission offer?

A: None of our officers, directors or holders of at least 5% of AVP stock are eligible to participate in this rescission offer.

Q: If I do not accept the offer, can I exercise my stock option?

A: You cannot exercise your stock option until a Securities Act registration statement covering the option shares has been filed with the SEC and becomes effective. We plan to file a registration statement shortly after the rescission offer is concluded.

Q: What do I need to do now to accept or reject the rescission offer?

A: To accept or reject the rescission offer, you must complete and sign the accompanying election form (see Appendix A) and return it in the enclosed return envelope to Andrew Reif, Secretary, AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles CA 90045, as soon as possible, but in no event later than September 8, 2006.

Q: Can I accept the rescission offer in part?

A: If you accept the rescission offer, then you must accept the rescission offer with respect to your entire option.

Q: What happens if I do not return my rescission offer election form?

A: If you do not return your election form before the expiration date of our rescission offer, you will be deemed to have rejected our offer.

Q: What remedies or rights do I have now that I will not have after the rescission offer?

A: It is unclear whether or not you will have a right of rescission under federal securities laws after the rescission offer. The staff of the Securities and Exchange Commission is of the opinion that a person's right of rescission created under the Securities Act of 1933 may survive the rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year.

      The state remedies and statutes of limitations vary and depend upon the state in which you purchased the shares. The following is a summary of the statutes of limitations and the effect of the rescission offer for the states in which the shares covered by this rescission offer were sold. This summary is not complete. For a more detailed description of the various state rescission laws, see "Rescission Offer--Effect of Rescission Offer."

California:       The 2004 Options might have been granted in violation of the
                  California Corporate Securities Law. Generally, the California statute of limitations for noncompliance with the requirement to register or qualify securities under the California
                  Corporate Securities Law is the earlier of two years after the noncompliance occurred, or one year after discovery of the facts constituting such noncompliance. Under Section 25503 of the California statute, any person who offers or sells a security to any person residing in California without compliance with the qualification requirements shall be liable to the purchaser, who may sue to recover the consideration he paid for such security with interest at the rate of 7%. If the consideration given for the security is not capable of being returned, the purchaser may recover damages equal to the value of the consideration plus interest at 7%.

                  Regardless, if the options were issued to you in California, you will no longer have any right of rescission under California law after the expiration of our rescission offer, unless you affirmatively reject our offer before the expiration date of the offer.

Florida: The 2004 Options might have been granted in violation of the Florida Securities and Investor Protection Act. Under Section
                  517.211 of the Florida Securities and Investor Protection Act, the purchaser who is sold a security in violation of the Florida statute may bring an action against the seller to rescind the sale. The purchaser, however, will lose the right of rescission under such provision, if he refuses or fails, within 30 days of receipt, to accept a written offer from the seller to take back the security and to refund the amount paid by the purchaser, with interest at the rate of 9% (7% until December 31, 2005). Generally, the Florida statute of limitations for noncompliance with the requirement to register or qualify securities is four years from the date of the violation. Regardless, if the options were issued to you in Florida, you will no longer have any right of rescission under Florida law after the expiration of our rescission offer.

Hawaii: The 2004 Options might have been granted in violation of the Uniform Securities Act of Hawaii. Under Section 485.20 of the Uniform Securities Act of Hawaii, any sale of a security without registration is voidable at the election of the purchaser, who may bring an action in any court of competent jurisdiction to recover the full amount he paid for the security, upon tender of the security, plus interest at the rate of 10% and court costs and reasonable attorneys' fees. The purchaser loses his right under such section if he refuses or fails to accept within 30 days of the date thereof a written offer from the seller to take back the security and to refund the amount paid by the purchaser, together with interest at the rate of 10% per year. The statute of limitation for commencing suit for the recovery of the purchase price by the purchaser under Section 485.20, is the earlier of five (5) years from the date of sale or two (2) years from the discovery of the facts constituting the noncompliance, but in any event not more than seven (7) years from the date of sale. Regardless, if the options were issued to you in Hawaii, you will no longer have any right of rescission under Hawaii law after the expiration of our rescission offer.

Oregon: The 2004 Options might have been granted in violation of the Oregon Securities Law. Under Section 59.125 of the Oregon Securities Law, the seller of a security in violation of the Oregon Securities Law is liable to the purchaser upon tender of the security for the consideration paid for the security, and interest at a rate equal to 9%. The purchaser, however, may not commence suit if, before suit, he receives a written notice from the seller containing an offer to pay the amount the purchaser would be entitled to recover upon tender of the security and a statement of the effect on his right, if he fails to respond within 30 days of receipt of the notice. The statute of limitations for commencing a suit under Section
                  59.115 is 3 years after the sale. Regardless, if the options were issued to you in Oregon, you will no longer have any right of rescission under Oregon law after the expiration of our rescission offer.

South Carolina:   The 2004 Options might have been granted in violation of the
                  Uniform Securities Law of South Carolina. Under Section
                  35-1-1490 of the Uniform Securities Law of South Carolina any person who offers or sells a security in violation of the registration requirements is liable to the purchaser, who may sue, either at law or in equity, to recover the consideration paid for the security, together with interest at 6%, plus costs and reasonable attorneys' fees, less the amount of any income received on the security, upon tender of the security. However, the purchaser is barred from bringing action if he receives before suit, a written offer to refund the consideration paid together with 6% interest from the date of payment, less the amount of any income received on the security, and he fails to accept the offer within 30 days of its receipt. Generally, the statute of limitations for noncompliance with the requirement to register or qualify securities under the South Carolina Securities Act is 3 years after the contract of sale. Regardless, if the options were issued to you in South Carolina, you will no longer have any right of rescission under South Carolina law after the expiration of our rescission offer, unless you affirmatively reject our offer before the expiration date of our offer, in which case you will retain your right of rescission.

      We believe that your acceptance of the rescission offer will preclude you from later seeking similar relief. Regardless of whether you accept the rescission offer, we believe that any remedies you may have after the rescission offer expires would not be greater than an amount you would receive in the rescission offer.

Q: How will the rescission offer be funded?

A: The rescission offer will be funded from our existing cash balances. If all persons eligible to participate in the rescission offer accept our offer to the full extent, our results of operations, cash balances or financial condition will not be affected materially.

Q: Can I change my mind after I have mailed my signed election form?

A: Yes. You can change your decision about accepting or rejecting our rescission offer at any time before the expiration date. You can do this by completing and submitting a new election form. Any new election forms must be received by us prior to the expiration date to be valid. We will not accept any election forms after the expiration date.

Q: Who can help answer my questions?

A: You can call Andrew Reif, Secretary, AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045, (310) 426-7122, areif@avp.com with questions about the rescission offer.

Q: Where can I get more information about AVP?

A: You can obtain more information about AVP from the filings we make from time to time with the Securities and Exchange Commission. These filings are available on the Securities and Exchange Commission's website at www.sec.gov.

                                     SUMMARY

The following summary highlights selected information contained in this document. This summary does not contain all the information you should consider in deciding whether to accept or reject the rescission offer. Before making an investment decision, you should read the entire document carefully, including the "risk factors" section.

Recent Developments

In May 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $2,500,003, and on June 9, 2006, AVP sold 3,529,410 shares of common stock and five-year warrants to purchase 705,882 shares of common stock at price of $1.00 per share, to an accredited investor, for a total price of $2,999,998.50 (the "2006 Financing"). In addition to its cash commission, the placement agent received a warrant to purchase 621,177 shares of common stock on substantially the same terms as the warrants sold to investors. Pursuant to the Securities Purchase Agreement, AVP filed a re-sale registration statement on June 22, 2006, which was declared effective by the Securities and Exchange Commission on June 30, 2006. Additionally, the Securities Purchase Agreement gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions.

Business Overview

AVP owns and operates the sole nationally recognized U.S. professional beach volleyball tour. AVP has more than 200 of the top professional players under exclusive contracts, as well as a base of spectators and television viewers that we believe represents an attractive audience for national, regional, and local sponsors. AVP's business includes establishing and managing tournaments; sponsorship sales and sales of broadcast, licensing, and trademark rights; sales of food, beverage, and merchandise at tournaments; contracting with players on the tour; and associated activities. AVP produced 14 men's and 14 women's professional beach volleyball tournaments throughout the United States in 2005 and has scheduled 16 each in 2006.

                               Company Information

On February 28, 2005, a wholly owned subsidiary of AVP, then known as Othnet, Inc., merged with the Association of Volleyball Professionals, Inc. (the "Association"), pursuant to an Agreement and Plan of Merger, as amended (the "Merger"). As a result of the Merger, the Association became Othnet's wholly-owned subsidiary, and its name changed to AVP Pro Beach Volleyball Tour, Inc. We changed "Othnet" to our current name shortly thereafter. Our corporate address is 6100 Center Drive, Suite 900, Los Angeles, CA 90045. Our telephone number is (310) 426-8000.

                                Rescission Offer

Total common stock subject to the rescission offer: 652,494.

Total capital stock outstanding: As of June 30, 2006, we had outstanding 19,654,908 shares of common stock, 71,020 shares of Series B Convertible Preferred Stock, which are convertible into 1,979,327 shares of common stock at a 27.87 to 1 conversion rate; and options and warrants to purchase a total of 18,452,402 shares of common stock.

Proceeds to AVP: We will not receive any proceeds from the rescission offer.

OTC Bulletin Board Symbol: AVPI.

                          Summary Financial Information

The following summary financial information is derived from our financial statements included at the end of this prospectus.

Statement of Operations Data

                                                Three Months Ended              Year Ended
                                                    March 31,                  December 31,
                                            -------------------------   -------------------------
                                                2006          2005          2005          2004
                                            -----------   -----------   -----------   -----------
                                            (Unaudited)   (Unaudited)
Revenue (includes interest income)          $   143,955   $   119,312   $15,693,312   $12,376,190
                                            ===========   ===========   ===========   ===========
Net Loss                                    $(1,488,546)  $(4,881,230)  $(8,963,956)  $(2,873,112)
                                            ===========   ===========   ===========   ===========
Source of revenue as a percent of revenue
Sponsorship                                         0.0%          0.0%         82.3%         80.1%
Activation fees                                     0.0%          0.0%          4.1%          6.8%
                                            -----------   -----------   -----------   -----------
                                                    0.0%          0.0%         86.4%         86.9%
                                            -----------   -----------   -----------   -----------
Local Revenue
  Merchandising                                     0.0%          1.5%          0.7%          2.6%
  Ticket sales and parking                          0.0%          0.0%          4.0%          2.5%
  Registration fees                                 0.0%          0.0%          1.1%          1.0%
  Beach Club (corporate hospitality)                0.0%          0.0%          2.4%          1.0%
  Food and beverages                                0.0%          0.0%          0.4%          0.5%
                                            -----------   -----------   -----------   -----------
                                                    0.0%          1.5%          8.6%          7.6%
                                            -----------   -----------   -----------   -----------

Miscellaneous Revenue
  Trademark licensing                              85.1%         76.1%          2.5%          2.8%
  Site fees and state grants                        0.0%          0.0%          0.4%          0.9%
  Grass roots marketing                             0.2%          9.5%          0.8%          0.7%
  International television licensing                0.0%          0.0%          0.2%          0.6%
  Interest income                                  14.7%         12.9%          0.7%          0.5%
  Other                                             0.0%          0.0%          0.4%          0.0%
                                            -----------   -----------   -----------   -----------
                                                  100.0%         98.5%          5.0%         5.50%
                                            -----------   -----------   -----------   -----------
Total                                             100.0%        100.0%        100.0%        100.0%
                                            ===========   ===========   ===========   ===========

Balance Sheet Data

                                                    March 31,                  December 31,
                                            -------------------------   -------------------------
                                                2006          2005          2005          2004
                                            -----------   -----------   -----------   -----------
                                            (Unaudited)   (Unaudited)
Working capital (deficiency)                $(1,679,827)   $   87,243   $(1,197,861)  $(3,604,731)
Total assets                                $ 3,517,553    $7,634,042   $ 2,675,538   $ 2,433,779
Total liabilities                           $ 4,598,698    $7,488,841   $ 3,279,798   $10,148,417
Stockholders' equity (deficiency)           $(1,081,145)   $  145,201   $  (604,260)  $(7,714,638)

                                RESCISSION OFFER

Background

      Stock option grants we made in 2004 to players on our Tour ("Eligible Players") pursuant to AVP Player Agreements might not have been exempt from registration or qualification under federal and state securities laws.

      Specifically, the aggregate exercise price of the options granted to the Eligible Players was intended to be $1,000,000, to qualify for a Rule 504 exemption from registration under the Securities Act, but a typographical error in the AVP Player Agreements caused the aggregate exercise price to exceed the limit by $30,000. To address this possible violation, we are making this rescission offer to all holders of the options so granted. If our rescission offer were accepted by all offerees, we would be required to make an aggregate payment to the holders of these options totaling approximately $254,000, including interest.

      The rescission offer is being made to 132 holders of options to purchase 652,494 shares of our common stock.

      The rescission offer will remain open until September 8, 2006 (30 days from its commencement) and will be registered under the Securities Act of 1933 and qualified in each state where such qualification is required. By making this rescission offer, we are not waiving any applicable statute of limitations.

Rescission Offer and Price

      We are offering to 132 Eligible Players to rescind the grants of stock options, to purchase a total of 652,494 shares of our common stock granted pursuant to AVP Player Agreements we signed with our players in 2004. The rescission price for each option will equal 20% of the $1.578 per share exercise price multiplied by the number of shares subject to the options ("option shares"), or $0.3156 per share option share, plus interest at the applicable state rate, from May 1, 2004 through the date the rescission offer expires.

      If you accept our rescission offer and hold options to acquire our common stock, we will repurchase all options granted to you at a price equal to 20% of the per share exercise price multiplied by the number of shares subject to the options, or $0.3156 per share subject to the options, plus interest at the current statutory rate per year, from the date of grant through the date the rescission offer expires.

      If you accept our rescission offer, you will be entitled to receive interest at the applicable statutory interest rate per year in accordance with your state of residence. You will not, however, be entitled to any payments for interest or otherwise unless you affirmatively elect to participate in the offer. The legal rates of interest for the repurchase of the options in the Rescission States are as follows:

State            Interest Rate
--------------   -------------
California             7%
Florida                9%
Hawaii                10%
Oregon                 9%
South Carolina         6%

You can compute the amount you would receive if you accept the rescission offer by multiplying the number of option shares by the applicable factor in the following table:

                          Rescission amount for
State            Factor     1,000 share option
--------------   ------   ---------------------
California       .36715           $367.15
Florida          .38188           $381.88
Hawaii           .38924           $389.24
Oregon           .38188           $381.88
South Carolina   .35978           $359.78

Acceptance

      You may accept the rescission offer by completing, signing and delivering the enclosed election form indicating the options to be repurchased on or before the close of business on September 8, 2006, which date and time we refer to in this document as the expiration date. All acceptances of the rescission offer will be deemed to be effective on the expiration date and the right to accept the rescission offer will terminate on the expiration date. Acceptances or rejections may be revoked in a written notice to Andrew Reif, Secretary, AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045, areif@avp.com, if received prior to the end of business on the expiration date. Within 15 business days after the expiration date, we will pay for any stock options as to which the rescission offer has been validly accepted.

      If you submit an election form after the expiration time, regardless of whether your form is otherwise complete, your election will not be accepted, and you will be deemed to have rejected our rescission offer. If you do not accept the rescission offer, you cannot exercise your stock option until a Securities Act registration statement covering the option shares has been filed with the SEC and becomes effective. We plan to file a registration statement shortly after the rescission offer is concluded.

      Neither we nor our officers and directors make any recommendations to you with respect to the rescission offer contained herein. You are urged to read the rescission offer carefully and to make an independent evaluation with respect to its terms.

Rejection or Failure to Affirmatively Accept

      If you fail to accept, or if you affirmatively reject the rescission offer by so indicating on the enclosed election form, you will retain ownership of the options in accordance with the terms of our stock plans, and you will not receive any cash for those securities in connection with the rescission offer. If you do not accept the rescission offer and retain your stock options, you cannot exercise your stock option until a Securities Act registration statement covering the option shares has been filed with the SEC and becomes effective. We plan to file a registration statement shortly after the rescission offer is concluded.

Solicitation

      We have not retained, nor do we intend to retain, any person to make solicitations or recommendations to you in connection with the rescission offer.

Effect of Rescission Offer

      It is unclear whether the rescission offer will terminate our liability, if any, for failure to register or qualify the issuance of the securities under either federal or state securities laws. Accordingly, should the rescission offer be rejected by any or all offerees, we may continue to be contingently liable under the Securities Act of 1933 and applicable state securities laws for the purchase price of these shares and the value of the options up to an aggregate amount of approximately $254,000 which includes statutory interest. In addition, it is possible that an option holder could argue that the offered rescission price, does not represent an adequate remedy for the potential violation of the applicable securities laws in connection with the issuance of the option. If a court were to impose a greater remedy, our liability as a result of the potential securities violations would be higher.

      We believe that your acceptance of the rescission offer will preclude you from later seeking similar relief under general theories of estoppel, and we are unaware of any federal or state case law to the contrary. However, we urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

      Regardless whether you accept the rescission offer, we believe that any remedies you may have after the rescission offer expires would not be greater than an amount you would receive in the rescission offer.

      Below is a discussion of our contingent liability as a result of potential securities laws violations resulting from our grants of the options relating to the shares covered by the rescission offer on a state-by-state basis. Each state has different laws with respect to rights under common law and fraud and the following discussion of state law does not relate to the antifraud provisions of applicable securities laws or rights under common law or equity.

      California

      Under California law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of Section 25110 of the California Corporate Securities Law. The purchaser may sue to recover the consideration paid for such securities with interest at 7% per year, less the amount of any income received from ownership of the securities, upon the tender of such securities at any time prior to the earlier of the two year anniversary of the noncompliance with the registration or qualification requirements or the one year anniversary of the discovery by the purchaser of the facts constituting such noncompliance.

      However, we may terminate the rights of the purchasers to seek additional remedies under the California Corporate Securities Law by making a written rescission offer before suit is commenced by the purchaser, approved as to form by the California Commissioner of Corporations where the offer:

            o states the respect in which liability under the registration or qualification requirements may have arisen;

            o offers to repurchase the securities for a cash price payable upon delivery of the securities or offering to pay the purchaser an amount in cash equal in either case to the amount recoverable by the purchaser, or offering to rescind the transaction by putting the parties back in the same position as before the transaction;

            o provides that such offer may be accepted by the purchaser at any time within a specified period of not less than 30 days after the date of receipt of the offer unless rejected earlier during such period by the purchaser;

            o sets forth the provisions of the rescission offer requirements under the California Corporate Securities Law; and

            o contains such other information as the California Commissioner of Corporations may require by rule or order, including the following legend:

            THIS OFFER OF REPURCHASE HAS BEEN APPROVED BY THE COMMISSIONER OF CORPORATIONS IN ACCORDANCE WITH SECTION 25507(b) OF THE CORPORATE SECURITIES LAW OF 1968 ONLY AS TO ITS FORM. SUCH APPROVAL DOES NOT IMPLY A FINDING BY THE COMMISSIONER THAT ANY STATEMENTS MADE HEREIN OR IN ANY ACCOMPANYING DOCUMENTS ARE TRUE OR COMPLETE; NOR DOES IT IMPLY A FINDING THAT THE AMOUNT OFFERED BY THE SELLER IS EQUAL TO THE AMOUNT RECOVERABLE BY THE BUYER OF THE SECURITY IN ACCORDANCE WITH SECTION 2553 IN A SUIT AGAINST THE SELLER, AND THE COMMISSIONER DOES NOT ENDORSE THE

            OFFER AND MAKES NO RECOMMENDATION AS TO ITS ACCEPTANCE OR REJECTION.

      If the purchaser fails to accept such offer in writing within the specified time period of not less than 30 days after the date of receipt of the offer, that purchaser will no longer have any right of rescission under California law. However, if the purchaser affirmatively rejects the offer within the 30 day period on the ground that the amounts offered are inadequate under the California statute, such purchaser will retain his right of rescission.

      We must also file with the California Commissioner of Corporations, in such form as the California Commissioner of Corporations prescribes by rule, an irrevocable consent appointing the Commissioner of Corporations or its successor in office to be our attorney to receive services of any lawful process in any noncriminal suit, action or proceeding against us or our successor, which arises under California law after the consent has been filed with the same force and validity as if served personally on us.

      We believe this rescission offer complies in all material respects with the rescission offer requirements of the California Corporate Securities Law.

      Florida

      Under Florida law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Florida Securities and Investor Protection Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities, together with interest at 9% per year from the date of payment of the purchase price to the date of repayment, less any income received on the securities. If the purchaser no longer owns such securities, the purchaser may recover damages in an amount equal to the difference between the purchase price and the amount the purchaser received on the sale of such securities, plus interest at 7%.

      However, we may terminate the rights of the purchasers to seek additional remedies under the Florida Securities and Investor Protection Act by making a written rescission offer, before suit, to refund the consideration paid together with interest at 7% from the date of payment of the purchase price by the purchaser to the date of repayment. If the purchaser no longer owns the security at the time of receipt of such written offer, he will be entitled to receive from us an amount equal to the difference between the amount he paid for the security and the amount he received on the sale of the security, with interest on the full amount paid for the security at the rate of 7% for the period from the date of payment of the purchase price through the date of repayment. If the purchaser fails to accept such offer within 30 days of its receipt, the purchaser will no longer have any right of rescission under Florida law.

      We believe that this rescission offer complies in all material respects with the rescission offer requirements of the Florida statute.

      Hawaii

      Under Hawaii law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Hawaii Uniform Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities, together with interest and all taxable court costs and reasonably attorneys fees, such interest to be at the rate of 10% a year computed from the date of payment of the purchase price to the date of repayment, less any income received on the securities, at any time prior to the earlier of five years from the date of sale or two years from the discovery of the facts constituting the violation, but in any event no longer than seven years from the date of sale.

      However, we may terminate the rights of the purchasers to seek additional remedies under the Hawaii Uniform Securities Act by making a written rescission offer, before suit, to refund the consideration paid together with interest at 10% per year for the period from the date of payment by the purchaser to the date of repayment. If the purchaser refuses or fails to accept such offer within 30 days of its receipt, that purchaser will no longer have any right of rescission under Hawaii law.

      We believe that this rescission offer complies in all material respects with the rescission offer requirements of the Hawaii Uniform Securities Act.

      Oregon

      Under Oregon law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Oregon Securities Law. The purchaser may sue either at law or in equity to recover the consideration paid for such securities, plus interest from the date of payment, at the rate equal to the greater of the interest specified in
Section 82.010 of the Oregon Securities Law for money judgments, which is 9%, or the interest provided in the security if the security is an interest-bearing security, less any amount received on the security, at any time prior to the three year anniversary of the contract of sale. If the purchaser no longer owns the security, the purchaser may recover damages in the amount that would be recoverable upon tender, less the value of the security when the purchaser disposed of it and less the interest on such value at the rate specified above, at any time prior to the three year anniversary of the contract of sale.

      However, we may terminate the rights of the purchasers to seek the foregoing remedies under the Oregon Securities Law by making a written rescission offer, before suit, to refund the consideration paid for such securities, plus interest from the date of payment, at the rate equal to the greater of the interest specified in Section 82.010 of the Oregon Securities Law for money judgments, which is 9%, or the interest provided in the security if the security is an interest-bearing security, less any amount received on the security, and a statement of the effect on the purchaser's right if he fails to respond within 30 days of receipt of the notice, or if the purchaser no longer owns the security at the time of the receipt of such notice, within 30 days of the date of the notice, informing the issuer of purchaser's inability to tender back the security. A purchaser may commence suit after receipt of notice: (1) if the purchaser who still owned the security when the notice was received, accepted the payment offer within 30 days of receipt, and has not been paid the full amount offered, or (2) if the purchaser no longer owns the security at the time of receipt of the notice, and within 30 days after receipt, gave written notice of inability to tender back the security. If the purchaser fails to accept such offer within 30 days of its receipt, that purchaser will no longer have any right of rescission under Oregon law.

      We believe that this rescission offer complies in all material respects with the rescission offer requirements of the Oregon Securities Law.

      South Carolina

      Under South Carolina law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the South Carolina Uniform Securities Law. The purchaser may sue either at law or in equity to recover the consideration paid for such securities, plus interest at 6% per year from the date of payment, plus costs, and reasonable attorneys' fees, less any income received on the securities, or if the purchaser no longer owns the security, for damages in an amount that would be recoverable upon tender, less the value of the security at the time the purchaser disposed of it, plus interest at 6% per year from the date of disposition, at any time prior to the three year anniversary of the contract of sale.

      However, we may terminate the rights of the purchasers to seek the foregoing remedies under the South Carolina Uniform Securities Law by making a written rescission offer, before suit, to refund the consideration paid together with interest at 6% per year for the period from the date of payment by the purchaser to the date of repayment, less the amount of any income received on the security. If the purchaser fails to accept such offer within 30 days of its receipt, that purchaser will no longer have any right of rescission under South Carolina law, unless the purchaser affirmatively rejects the offer within that period, in which case the purchaser will retain his right to bring suit.

      We believe that this rescission offer complies in all material respects with the rescission offer requirements of the South Carolina Uniform Securities Law.

Funding the Rescission Offer

      The rescission offer will be funded from our existing cash balances. If all persons eligible to participate accept our offer to repurchase options to the full extent, our results of operations, cash balances or financial condition will not be affected materially.

Directors, Officers and Major Stockholders

      None of our directors, officers or holders of at least 5% of AVP stock are eligible to participate in this offer.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Tax Consequences of the Rescission Offer

In the opinion of Loeb & Loeb LLP, the following are the material U.S. federal income tax consequences of the proposed rescission offer to our option holders accept the rescission offer. However, this discussion does not address all income tax considerations that may be relevant to you in light of your individual circumstances, including if you are a foreign person, a person who is not an individual or a person subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended. Also, we do not address any foreign, state or local tax considerations. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RESCISSION OFFER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE RESCISSION OFFER.

Redemption of Unexercised Options

If you accept the rescission offer with respect to your stock option, you will recognize income on the cash that you receive for United States income tax purposes as of the date that it is paid to you. Any applicable withholding taxes or charges on the cash payment will be withheld from your cash payment and paid to the appropriate tax authority, as permitted or required by law. The payment of cash will be treated as ordinary income for United States income tax purposes in the year you receive it.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY, AND IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE RESCISSION OFFER, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES, INCLUDING THE TRANSACTION IN WHICH THE SHARES WERE ACQUIRED.

                                  RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this document, before making a decision to accept or reject our rescission offer. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected.

Risks Related to the Rescission Offer

WE MAY CONTINUE TO HAVE POTENTIAL LIABILITY EVEN AFTER THIS RESCISSION OFFER IS MADE.

      Certain option grants made by us in 2004 may not have complied with the Securities Act of 1933, because these securities transactions were not registered under federal securities laws and we did not seek to qualify these securities for exemption from registration. In addition, such securities transactions were not qualified under state securities laws, and we did not take affirmative steps to ensure the availability of any applicable exemptions from qualification under these state securities laws. To address these issues, we are making the rescission offer to all holders of outstanding options subject to rescission. However, the Securities Act of 1933 does not provide that a rescission offer will extinguish a holder's right to rescind the grant of an option that were not registered or exempt from the registration requirements under the Securities Act of 1933. Consequently, should any recipients of our rescission offer reject the offer, we may remain liable under the Securities Act of 1933 for the purchase price of the options that are subject to the rescission offer.

YOUR FEDERAL RIGHT OF RESCISSION MAY NOT SURVIVE IF YOU AFFIRMATIVELY REJECT OR FAIL TO ACCEPT THE RESCISSION OFFER.

      If you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not you will have a right of rescission under federal securities laws after the expiration of the rescission offer. The staff of the Securities and Exchange Commission is of the opinion that a person's right of rescission created under the Securities Act of 1933 may survive the rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief.

WE CANNOT PREDICT WHETHER THE AMOUNTS YOU WOULD RECEIVE IN THE RESCISSION OFFER WOULD BE GREATER THAN THE FAIR MARKET VALUE OF OUR SECURITIES.

      The amount you would receive in the rescission offer is fixed and is not tied to the fair market value of our common stock at the time the rescission offer closes. As a result, if you accept the rescission offer, you may receive less than the fair market value of the securities you would be tendering to us.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, ANTICIPATE FUTURE LOSSES, AND MAY NEVER BECOME PROFITABLE.

      AVP has operated at a loss since 2001, when current management was installed. Losses for 2005 and 2004 were $9,000,000 and $2,900,000, respectively. (The net loss of $9,000,000 includes a $5,600,000 charge to consulting expense as a result of non-employee warrants valuation.) Losses for the first three months of 2006 and 2005, were $1,500,000 and $4,900,000, respectively. We cannot predict whether our current or prospective business activities will ever generate enough revenue to be profitable. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in AVP.

WE MAY REQUIRE ADDITIONAL FINANCING, AND ANY INABILITY TO OBTAIN ADDITIONAL FINANCING WHEN REQUIRED COULD CAUSE OUR BUSINESS TO FAIL.

      In 2005, our net use of cash from operations (cash receipts from revenue less operating disbursements, including overhead departments -- executive, administrative, marketing -- and event related disbursements) was approximately $180,000 per month. At this rate, we would use all of our cash on hand and current receivables as of

June 30, 2006 by September 30, 2009, after settling estimated rescission expenses. However, lower revenue or increased expenses in the future could reduce this period.

WE RELY ON SHORT-TERM SPONSORSHIP AGREEMENTS FOR MOST OF OUR REVENUE, SO WE CANNOT ASSURE, LONG TERM, THAT WE WILL RECEIVE SUFFICIENT CASH FLOW TO MAINTAIN THE VIABILITY OF OUR BUSINESS.

      In 2005, national sponsorship revenue accounted for 78% (including two national sponsors responsible for 27%) of total revenue. Of AVP's 15 sponsors in 2005, ten have agreements that extend to at least 2006; seven that extend to at least 2007; four that extend to at least 2008, and one through 2009. Accordingly, AVP's continued operations will depend, among other things, on AVP's ability to renew current AVP sponsors and attract new sponsors, as well as increase sponsorship rates.

AVP'S MANAGEMENT BEGAN OPERATING AVP ONLY RECENTLY, MAKING AN ASSESSMENT OF MANAGEMENT'S FUTURE PERFORMANCE RELATIVELY DIFFICULT TO ASSESS.

      Our management began operating the Association in 2001 and AVP in 2005, so it has only a limited track record upon which investors can assess management's effectiveness. Consequently, investors are likely to have greater difficulty in accurately predicting whether an investment in AVP will be prosperous.

AVP'S LIMITED OPERATING HISTORY MAKES AVP HIGHLY RELIANT ON MANAGEMENT.

      We lack the goodwill of an established business and therefore rely on individual members of current management to create business strategies and relationships, attract sponsors, and develop tournament formats and operating procedures necessary for us to survive and prosper. The departure of one or more of our executives could impair our operations, and, in particular, the services of our Chief Executive Officer and Tour Commissioner, Leonard Armato, would be very difficult to replace. If we are unable to find suitable replacements for departed management, we might incur losses that impair investors' investments in AVP.

OUR SUCCESS DEPENDS ON FAN INTEREST, SO OUR BUSINESS COULD FAIL IF WE ARE UNABLE TO MAINTAIN INTEREST IN OUR SPORT.

      Beach volleyball is a relatively new sport, so its continuing popularity cannot be assumed, unlike baseball, basketball, football, golf, or auto racing. Public tastes change frequently, so interest in beach volleyball may decline in the future. Our ability to generate revenue and earn profits would be threatened by a loss of popular interest in the sport. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in AVP.

WE MAY BE UNABLE TO COMPETE WITH LARGER OR MORE ESTABLISHED SPORTS LEAGUES FOR CORPORATE ADVERTISING BUDGETS.

      We face a large and growing number of competitors in the sports and entertainment industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does AVP. As a result, certain of these competitors may be in better positions to obtain corporate advertising. AVP cannot be sure that it will be able to compete successfully with existing or new competitors.

THERE ARE ONLY A FEW MAJOR BROADCAST AND CABLE NETWORKS THAT CAN DISTRIBUTE OUR PROGRAMMING TO A SUFFICIENTLY LARGE AUDIENCE, SO WE HAVE ONLY VERY LIMITED ALTERNATIVES IF ONE OR MORE OF OUR TELEVISION DISTRIBUTORS PERFORMS UNSATISFACTORILY, INSISTS ON UNFAVORABLE CONTRACT TERMS, OR ELECTS NOT TO CARRY OUR PROGRAMMING.

      We require widespread distribution of our programming to interest sponsors and other advertisers. There are only four major broadcast networks and only several major cable networks that include sports programming and provide sufficient market reach, so our choices are limited, and our future ability to enter into distribution agreements with major broadcast and/or cable networks cannot be assured. If we are unable to make suitable distribution arrangements, we likely would incur losses that impair investors' investments in AVP. If we are unable to secure distribution after the expiration of our current network and cable broadcast agreements, our business will be materially adversely affected.

DIFFICULTY IN RETAINING CURRENT PLAYERS OR RECRUITING FUTURE PLAYERS COULD IMPAIR OUR PROSPECTS.

      The number of professional beach volleyball players is small in relation to other professional sports, as is the number of first-rate, non-pro players who might play professionally in the future. The players' audience appeal is critical to maintaining popular interest in the sport. Our prospects could decline and investors' investments in AVP impaired, if players on the tour or other qualified players are recruited by competitors or other volleyball organizations or decide to pursue other occupations.

IF WE ARE UNABLE TO HIRE ADDITIONAL NEEDED PERSONNEL, OUR GROWTH PROSPECTS WILL BE LIMITED, OR OUR OPERATIONS MAY BE IMPAIRED.

      Our business requires uniquely trained and experienced professionals, and our success depends in large part upon our ability to attract, develop, motivate, and retain highly skilled personnel. Qualified employees will be a limited resource for the foreseeable future. Our chief financial officer lacks experience in public accounting or as a public company principal financial officer. As a new company with little history, we may have particular difficulty hiring qualified personnel. If we are unable to retain necessary personnel, our business probably will suffer, and investors may incur losses on their investment in AVP.

Risks Relating to our Securities

IF ACCEPTED IN ITS ENTIRETY, THE RECISSION OFFER WOULD REQUIRE US TO PAY THE PLAYERS $254,000, INCLUDING INTEREST, FROM THE DATE OF THEIR 2004 EXCLUSIVE AGREEMENTS.

In our exclusivity agreements with our players, we agreed to grant stock options to eligible AVP players based upon their performance results. The share amounts were allocated following the 2004 season.

The grants of these options were not exempt from registration or qualification under federal and state securities laws, and AVP did not obtain the required registrations or qualifications. Therefore, we are offering to repurchase the options at a price of $0.3156 per share subject to the option, which price equals 20% of the options' per share exercise price. If every player accepts the rescission offer, we would pay a total of $254,000, including through August 31, 2006.

OUR STOCK PRICE MAY BE VOLATILE.

      There has only been a limited public market for our securities, and there can be no assurance that an active trading market will be maintained. The OTCBB is a relatively unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ and the other national securities markets. The trading price of our common stock is expected to fluctuate significantly, and, as is the case for OTCBB securities generally, is not published in newspapers.

LIMITATIONS OF THE OTCBB CAN HINDER COMPLETION OF TRADES.

      Trades and quotations on the OTCBB involve a manual process that may delay order processing. Price fluctuations during a delay can result in the failure of a limit order to execute or cause execution of a market order at a price significantly different from the price prevailing when an order was entered. Consequently, one may be unable to trade in our common stock at optimum prices.

PENNY STOCK REGULATIONS MAY RESTRICT THE MARKET FOR OUR COMMON STOCK.

      The SEC has adopted regulations that generally define a "penny stock" to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, broker-dealers selling our common stock are subject to additional sales practices when they sell such securities to persons other than established clients and "accredited investors." For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination; receive the purchaser's written consent to the transaction; and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order; current quotations for the securities; and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict trading in our common stock.

ACCORDING TO THE SEC, THE MARKET FOR PENNY STOCKS HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE.

      Such patterns include:

            o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

            o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

            o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

            o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

            o dumping of securities after prices have been manipulated to a high level, resulting in investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

THE OTCBB IS VULNERABLE TO MARKET FRAUD.

      OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT STOCK PRICE.

      OTCBB dealers' spreads (the difference between the bid and ask prices) may be large, causing higher purchase prices and less sale proceeds for purchasers or sellers of our securities.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE, INCLUDING SHARES ISSUABLE UPON CONVERSION OR EXERCISE OF OUTSTANDING SECURITIES, CAN DEPRESS MARKET PRICES.

      Legal restrictions on the sale by former Association stockholders of approximately 6,420,304 shares of common stock lapsed on February 28, 2006. Sales of these shares may now be made pursuant to Securities Act Rule 144, which, in AVP's case, permits a holder in each three-month period to sell shares in an amount up to 1% of the outstanding class, subject to procedural conditions. All restrictions will lapse respecting 4,624,511 shares on February 28, 2007. An additional 18,452,402 shares of common stock are reserved for issuance upon conversion or exercise of convertible preferred stock, stock options, and stock purchase warrants. The market's recognition that a large amount of stock might enter the market suddenly can depress market prices.

POTENTIAL CONTROL BY MANAGEMENT.

      Currently, all AVP directors and officers as a group hold AVP voting securities representing approximately 8.6% of the votes that can be cast by holders of all AVP voting securities. If AVP's management exercised all rights to acquire AVP voting stock held by them, and no other holder of securities exercisable for AVP voting securities did so, AVP's management would control approximately 41.8% of votes that could be cast. If, in addition, all other holders of AVP rights to acquire AVP voting stock exercised those rights, AVP's management would hold about

31.6% of the outstanding votes. In the former case, AVP's management, as a practical matter, could elect all directors and take any other action authorized for stockholders to take (other than actions requiring the class vote of holders of Series B Preferred Stock). In the latter case, although management would not control a majority of the outstanding votes, its 31.6% ownership would give it a strong advantage in regard to election of directors or other action requiring stockholder approval, because management would need holders of more than 18.4% of the votes to vote for management's proposals. Defeat of a management proposal would require votes against by holders of more than 73.5% of all votes held by non-management stockholders, a very difficult amount to achieve.

LIABILITY OF DIRECTORS FOR BREACH OF DUTY OF CARE IS LIMITED.

      As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty, except in certain cases. Our stockholders' ability to recover damages for fiduciary breaches may be reduced by the provision. In addition, we are obligated to indemnify our directors and officers regarding stockholder suits, under some circumstances.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

The price of our common stock is quoted on the OTCBB under the symbol "AVPI." Until March 21, 2005, our common stock traded on the OTCBB under the symbol "ONET," and until December 16, 2005, our common stock traded on the OTCBB under the symbol "AVPN."

As of June 30, 2006, we had 19,654,908 shares of common stock outstanding. The following table sets forth certain information with respect to the high and low market prices of our common stock for the periods indicated. Price information has been retroactively adjusted for the 1-for-10 reverse stock split effected December 16, 2005.

Year   Quarter    High    Low
----   -------   -----   -----
2006     1st     $1.95   $0.99

2005     4th      2.00    1.20
         3rd      2.60    1.40
         2nd      3.40    1.40
         1st      4.40    3.20

2004     4th      4.70    2.60
         3rd      5.40    2.10
         2nd      3.80    1.60
         1st      4.20    1.70

The high and low prices are based on the average bid and ask prices for our common stock, as reported by the OTCBB. Such prices are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

Stockholders

As of July 13, 2006, there were 347 holders of record of our common stock.

Transfer Agent

Our transfer agent is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204-2991. Our transfer agent's telephone number is
(818) 502-1404.

Dividends

We have never declared or paid any cash dividends, and we expect to not do so for the foreseeable future. We expect to retain earnings, if any, to fund our business.

Equity Compensation Plans

Information regarding AVP's equity compensation plans, as of December 31, 2005, is set forth in the table below:

                           Number of Securities
                             to be issued upon        Weighted average
                          exercise of outstanding     exercise price of     Number of securities
                           options, warrants and    outstanding options,   remaining available for
                                  rights             warrants and rights       future issuance
Plan Category                       (a)                      (b)                     (c)
-----------------------   -----------------------   --------------------   -----------------------
Equity compensation
  plans approved by
  security holders                       --                 $  --                         --

Equity compensation
  plans not approved by
  security holders               12,318,193                 $0.84                 17,681,807
                                 ----------                 -----                 ----------
Total                            12,318,193                 $0.84                 17,681,807
                                 ==========                 =====                 ==========

                                    BUSINESS

Business Development

We originally incorporated under the name Malone Road Investments, Ltd., on August 6, 1990, in the Isle of Man. We re-domesticated in the Turks and Caicos Islands in 1992 and subsequently domesticated as a Delaware corporation in 1994. Pursuant to Delaware law, we are deemed to have been incorporated in Delaware as of the date of our formation in the Isle of Man. We changed our name to PL Brands, Inc. in 1994; changed our name to Othnet, Inc. in March 2001; and changed our name to AVP, Inc. on March 9, 2005. Since December 2001 until the Merger (as defined below), we had no business operations other than to attempt to locate and consummate a business combination with an operating company.

On February 28, 2005, the Association and a wholly owned subsidiary of AVP consummated the Merger, pursuant to the Merger Agreement, signed in June 2004, as amended. The name of the subsidiary before it merged with the Association was Othnet Merger Sub, Inc. As a result of the Merger, the Association became our wholly owned subsidiary, and the Association's former stockholders (including holders of stock options and stock purchase warrants) beneficially owned 61.2% of all common stock beneficially owned by all beneficial owners of our capital stock. Concurrent with the merger, we closed a private placement of units of Series B Convertible Preferred Stock and common stock purchase warrants, gross proceeds of which was $5,000,061 (the "February 2005 Financing"). On December 16, 2005, AVP effected a one-for-10 reverse stock split, which is reflected in all share amounts in this prospectus.

Our Business

We own and operate professional beach volleyball tournaments in the United States. The AVP tour is the sole nationally recognized U.S. professional beach volleyball tour. Every top U.S. men's and women's beach volleyball professional, including the women's gold and bronze medalists in the 2004 Olympic Games, competes on the AVP tour. Our business includes establishing and managing tournaments; sponsorship sales and sales of broadcast, licensing, and trademark rights; sales of food, beverage, and merchandise at the tournaments; contracting with players in the tour; and associated activities.

We produced 14 men's and 14 women's professional beach volleyball tournaments throughout the United States from April through October 2005. For 2006, we have scheduled 16 men's and 16 women's events to be held in Fort Lauderdale, FL; Tempe, AZ; Santa Barbara, CA; Huntington Beach, CA; Hermosa Beach, CA; Sacramento, CA; Seaside Heights, NJ; Atlanta, GA; Birmingham, AL; Chicago, IL; Manhattan Beach, CA; Brooklyn (Coney Island), NY; Boulder, CO; Cincinnati, OH; Las Vegas, NV; and Lake Tahoe, NV. Ten of the 16 cities are the same as last year. We have more than 200 of the top professional players under exclusive contracts, as well as a growing base of spectators and television viewers that we believe represent an attractive audience for national, regional, and local sponsors.

We believe that beach volleyball has potential for continuing commercial growth because of its popularity with a demographic group we believe is considered highly desirable by advertisers--educated, affluent, 18 to 34 year-old, consumers. Moreover, we believe that beach volleyball enjoys significant popularity in the United States and worldwide, as evidenced by National Broadcasting Company's strong television ratings and the attendance figures for beach volleyball at the 2004 Athens Summer Games.

      Sources of Revenue. We generate revenue principally as follows:

            o National Sponsorships: We currently generate by far the greatest amount of our revenue by selling to national sponsors fully integrated sponsorships, which include both advertising time during live or previously taped broadcasts of our tournaments and significant on-site exposure at the tournaments in the form of signage, interactive areas, and the like. In addition to paying for advertising time and on-site exposure, sponsors support the AVP tour through retail activation (e.g., national in-store promotions featuring our brand), media buys that support our events, and other promotional activities that support our brand (e.g., print ads and television commercials featuring AVP branding). National sponsors include Crocs (through 2008), Bud Light (through
                  2008) Microsoft (through 2007), Gatorade (through 2009), Nautica (through 2008), Paul Mitchell

                  (through 2008), Jose Cuervo Tequila (through 2008), Wilson (through 2008), McDonald's and Nature Valley. Many of our sponsors have been in place since 2003 or earlier.

                  On April 12, 2006, AVP entered a multi-year sponsorship agreement with Crocs, Inc. pursuant to which Crocs is the title sponsor of the AVP Tour through the final event of the 2008 AVP tour season. The agreement is significant to AVP's 2006 projected revenue.

                  The amount that we charge each national sponsor depends primarily on the number of network or cable advertising units that the national sponsor receives in our broadcasts, as well as the exposure that the national sponsor receives on-site at our tournaments. We hire independent marketing and promotional valuation companies each season to measure the benefits that national sponsors receive and provide these valuation results to our national sponsors to validate their investment in AVP. National sponsorship revenue accounted for 78% of revenue in 2005, with two national sponsors accounting for 27% of total revenue. We conduct national sponsorship sales primarily with our own sales staff.

            o Local Sponsorship Revenue: We also receive revenue from local and regional companies seeking to reach our fan base. We sell a variety of local packages at various financial levels intended to attract a wide range of businesses in each of the regions and cities where our tournaments take place. We rely on a combination of local event promoters, the sales forces of local market print, television, and radio stations, and our in-house sales staff to make local and regional sales.

            o Promoter Fee Revenue: In 2005, we entered an agreement with an event promoter in Cincinnati for the promoter pay AVP a fee in exchange for the right to exploit local revenue, including ticket sales, parking, concessions, and ancillary revenue. The event promoter was also required to pay for specified event expenses such as the stadium, sand, various operational costs (hotel accommodations, certain event personnel, security, etc.), event permits, and marketing costs. We expect to have similar arrangements with a total of eight promoters for 2006.

            o Activation Fees: We also receive revenue from AVP sponsors who wish to use AVP's sponsorship services and support personnel to create, build and/or implement on-site activation in support of their sponsorship. This revenue is recognized as activation fees rather than sponsorship revenue when the agreement with the sponsor specifically sets out specific activation services and fees that are payable in connection with the sponsor's sponsorship.

            o Corporate Hospitality: In 2005, we sold corporate "suites", as well as individual hospitality packages called "Beach Club Packages", which consisted of reserved seating areas and table seating, food, and beverages. In 2006, we have continued suite sales and increased the amount of reserved seating, but eliminated Beach Club Packages.

            o Ticket Sales: Increasingly, we are charging admission for events that previously were free to the general public. In 2005, we charged for general admission at 10 of our 14 men's and women's events and charged for reserved seating at all 14 events. In 2006, we expect to charge for general admission at 13 of 16 events and for reserved seating at all 16 events.

            o Food and Beverage Sales: We generate revenue through food, beverage, and beer sales at events where such concession rights are available. Generally, we engage a third-party concession operator to conduct this activity on our behalf.

            o International Television Licensing: We retain all international television rights to our network and cable broadcasts. Our events have been broadcast in such countries as China, South Korea, Japan, Canada and France, as well as Latin America in the past. We have engaged SFX, Inc. to license our television programming internationally in 2006.

            o Event Merchandising: We sell event merchandise on-site at our tournaments as well as through our website. Merchandise includes t-shirts, fitness wear, shorts, swimsuits, sweatshirts, hats, and other apparel. We entered a two-year agreement ending in 2006 with Anschutz Entertainment Group

                  (AEG) for AEG to provide all merchandising services on our behalf at our tournaments, as well as to host our online store and assume responsibility for fulfillment.

            o Trademark Licensing and Other Ancillary Revenue: In addition to merchandising, we license our trademarks and logos to Wilson Sporting Goods Co., for volleyballs, and Sport Fun, Inc., for volleyball net systems. In addition, we have recently entered licensing agreements with Crocs, Inc for AVP branded footwear, and Warnaco Swimwear, Inc. for AVP-SPEEDO co-branded apparel for sale at AVP events, online and retail.

      Distribution. We have distribution agreements with National Broadcasting Company (NBC) and Fox Broadcasting Company (FBC) to broadcast certain of our events on network television, and with Fox Sport Net (FSN) to broadcast the remainder of our events on cable and satellite television. By separate agreements, we contract with NBC, FBC and FSN for production of the programming.

            o NBC: NBC broadcast 15 hours of five of our events in 2005. We paid NBC a per program fee for such broadcast time and retained all of the commercial units in the broadcasts. We have arranged for 11 hours to be broadcast on NBC in 2006.

            o FBC: FBC will broadcast 3 hours of coverage of the men's and women's finals at two events in 2006. AVP retains all the commercial units in the broadcast. FBC received AVP common stock in exchange for the broadcast time and production.

            o FSN: FSN distributes our programming over cable and satellite television. In 2005, FSN broadcast over 45 hours of live or taped programming. For 2006, FSN will broadcast all 16 events (including replaying the events broadcast by NBC and FBC). FSN will distribute the programming and provide production services in return for the same number of commercial units in the broadcasts as FSN received during 2005 and previously. AVP does not pay FSN any compensation for the broadcast time or television production services that FSN provides; FSN's only compensation is the commercial units that FSN retains in the broadcasts.

      Marketing. We market our tournaments and their broadcasts nationally, regionally, and locally. NBC and FBC promote the network tournaments nationally, while FSN promotes the cable tournaments through its regional cable network. We make promotional arrangements with newspapers and radio and television stations to advertise and promote our events locally. In addition, we engage public relations firms to generate interest and coverage of our events and broadcasts.

We maintain contact with volleyball enthusiasts and seek to increase our fan base through our AVPNext grassroots program.

AVPNext is an outreach program for volleyball players of all skill levels. The program features a national network of recreational tournament and league organizers, offers both children and adults of all skill levels opportunities to participate in the sport of volleyball through weekend tournaments, instructional camps/clinics, and recreational league play.

AVPNext also provides aspiring semi-pro players and high-level amateurs the opportunity to play against top-flight competition and potentially earn exemptions into our professional tournaments. The 2005 AVPNext circuit included 65 tournaments across the nation, mainly run by local promoters. The tournaments generally offered modest prize purses, an opportunity to establish a national ranking, and in some select tournaments an automatic entry into our professional tournaments.

      Operations. We own all of our events, and, except for events that we license to local event promoters, we operate and conduct most AVP Tour operations and logistics in-house. These operations include:

            o Setting up the event, including loading and transporting the equipment to and from each event; building the volleyball courts; overseeing construction of stadiums by outside bleacher companies; mounting signage and inflatables for sponsors; and constructing media, hospitality, and local sponsorship areas;

            o     Addressing local regulations and permits;

            o Coordinating the professional players (including registration for the qualifying and main events);

            o     Organizing officials for the event;

            o     Managing the tournament and the spectator experience;

            o     Providing entertainment (e.g., music) at the event;

            o     Providing corporate hospitality; and

            o Providing media support, e.g., tournament statistics, press releases, etc.

To set up an event for a standard three-day tournament scheduled to begin on a Friday, we generally arrive on Monday and require three full days to complete construction. For tournaments that will be telecast live on NBC or FBC, we generally produce four-day events, and the preparations start earlier. We own four semi-trailers to transport all event equipment from a central warehouse located in Los Angeles to each site. To manage equipment hauling, we schedule tour events to occur close to one another or to allow sufficient transportation time.

Each host city requires us to obtain a different set of permits to run a tour event, a majority of which the city provides without charge. Typical permits include event; filming; bleacher; fire and police departments; and food and concessions. Our staff supervises compliance with local regulations and permits.

Our exclusive contracts with more than 200 of the top men and women professional beach volleyball players in the United States prohibit the athletes from competing in non-AVP professional beach volleyball tournaments anywhere in the world, unless specifically provided for in the contract or otherwise agreed by us. All players sign the same standard AVP player contract. The player contracts extend through December 31, 2008 and provide for:

            o a minimum amount of prize money during each year of the term ($3,000,000 in 2005, with $500,000 increases for each subsequent year);

            o     a minimum of ten men's and ten women's events per year;

            o medical benefits for the top 100 ranked men's and women's players; and

            o restrictions as to the logos or insignias athletes may wear at AVP events.

Each player is responsible for his or her own housing and travel to and from events. We provide players with food during the tournament and make medical services available in case of injury.

In 2004, AVP also reserved 652,494 shares for issuance upon exercise of stock options allocated to the players based upon their performance during the 2004 season. These four-year stock options will become exercisable (at a price of $1.578 per share) upon effectiveness of a registration statement under the Securities Act, except insofar as this rescission offer is accepted.

Other personnel essential to operating a successful event include:

            o     Officials and referees;

            o Local volunteers to assist in the operation of scoreboards and act as ball retrievers;

            o Local contract workers to sell tickets, operate concession areas, and supervise parking; and

            o Outside contractors to provide security, waste clean-up, and other services required in connection with the event.

We recognize that local support for an AVP tour event is critical to our success. We try to hold events in the same locations and at the same times every year, so that the volleyball tournaments become local civic events, enabling retailers and community leaders to anticipate and support the tournament annually. We work with city councils and local leaders and businesses to obtain financial, sales, logistic, marketing, and promotional support for our events. Communities often waive the cost of city services, recognizing the benefit of making our tournaments a regular event. Likewise, we coordinate youth or amateur tournaments and hold free volleyball clinics in connection with our events to generate local goodwill and enthusiasm.

Employees

Currently, we have 28 full-time employees and retain 3 independent contractors.

Competition

While we believe we have a loyal fan base, the sports and entertainment industry is highly competitive and is also subject to fluctuations in popularity, which are not easy to predict. Fundamentally, we compete for sponsorship revenue, television ratings, and fan base with other sports leagues and tours, entertainment programming, and other forms of leisure activities. Our success in these areas depends heavily on continuing to grow the sport's popularity.

Our programming is directed at a hard to reach demographic group--college-educated men and women aged 18 to 34, earning $50,000 or more per year--whom we believe are highly prized by advertisers: We compete for an audience that is fiercely contested.

We believe that our exclusive player contracts significantly reduce the likelihood that an attempt to establish a competing professional beach tour in the United States during the term of the contracts would be successful. Federation International de Volleyball (FIVB) sanctions a series of professional beach volleyball events in various countries throughout the world and sells sponsorships and television programming in connection with these events. We allow our players to compete in some FIVB events as provided for in our player agreements. Our international television licensing competes with FIVB programming, and we will potentially face competition from the FIVB if we expand our events to non-United States locations. In addition, FIVB might claim the authority, but refuse, to sanction any AVP event in another country.

Reports to Security Holders

Annual reports. We deliver annual reports containing audited financial statements to security holders.

Periodic reports and other information. We file annual and quarterly reports, current reports, proxy statements, and information statements with the SEC.

Availability of Filings. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports and proxy and information statements and other information regarding issuers that file electronically with the SEC. Our Internet site is http://www.avp.com.

Legal Proceedings

A complaint was filed by Carl Schneider and Schneider Productions, LLC on October 24, 2005 in the United States District Court, Central District of California, in which the plaintiffs seek damages for copyright infringement in connection with the allegedly unauthorized use of a still photograph in a television commercial that was broadcast on NBC and FSN in 2005.

Discovery has only recently commenced and therefore management is unable to determine or predict the outcome of this claim or the impact, if any, on the Company's financial condition or results of operations. Accordingly, the Company has not recorded a provision for this matter in its financial statements.

Properties

We maintain the following properties:

We lease approximately 12,000 square feet of office space in Los Angeles, California, which houses our executive and administrative offices, with annual base rent of approximately $308,000. The lease expires March 31, 2010, subject to a five-year renewal option.

We sublease approximately 4,500 square feet of warehouse space in Gardena, California pursuant to a sublease that expires on February 15, 2008, with annual base cost of approximately $34,000. The space is used for storing tournament equipment, and our trucks are parked there.

We believe that our current facilities are sufficient for our needs.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under Risk Factors -- Risks Related to our Business.

Overview

AVP owns and operates professional beach volleyball tournaments in the United States. AVP's revenue comes from national, regional, and local sponsorships; ticket sales (general and reserved admissions); corporate hospitality sales; food and beverage sales; promoter fees; merchandise sales; trademark licensing; and other ancillary sources.

AVP operates its business through its wholly owned subsidiary, the Association, the predecessor of which was founded in 1983 by AVP's current CEO, Leonard Armato, and top players, under the name Association of Volleyball Professionals. In 1990, to concentrate on other business, Mr. Armato left the company, which continued under management of the players, but declared bankruptcy in 1999. Mr. Armato bought control of the company in 2001 through the Association and signed more than 100 of beach volleyball's top players. Since then, the Association has steadily expanded its tour, sponsorships, and revenue.

On February 28, 2005, the Association consummated the Merger with Othnet Merger Sub, Inc., a wholly owned subsidiary of AVP, as a result of which the Association became AVP's wholly owned subsidiary. Consummation of the Merger changed the Association's name to its current name, AVP Pro Beach Volleyball Tour, Inc., and AVP's name was changed to its current name, AVP, Inc., on March 9, 2005.

For all disclosures referencing shares issued, per share amounts, and other disclosures relating to equity, amounts have been retroactively restated to reflect share quantities as altered by the terms of the Merger Agreement, the increase in authorized shares, and the one-for-ten stock split.

Results of Operations

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

Operating Income (Loss) and Net Income (Loss)   % of Revenue

                          Three Months Ended March 31,   Three Months Ended March 31,
                          ----------------------------   ----------------------------
                                2006         2005                2006     2005
                            -----------   -----------           -----    -----
Operating Income (Loss)     $(1,501,472)  $(4,826,028)          (1223)%  (4642)%

Net Income (Loss)           $(1,488,546)  $(4,881,230)          (1212)%  (4695)%

The 69% decrease in operating loss in 2006 primarily reflects a decrease in consulting expense of $3,487,296 as no new options or warrants were granted during the three months ending March 31, 2006, compared to 1,266,794 of warrants granted for the three months ended March 31, 2005. The reduction in consulting expense offset increases in depreciation, player recruitment expenses as well as salary increases and additional new hires.

Excluding such warrant consulting expense, net loss for the three months ended March 31, 2005 would have been approximately $1,383,208 compared to $1,477,820 for 2006, an increase of 7%.

REVENUE

Summary Revenue

                        Three Months Ended March 31,   Percentage
                        ----------------------------    Increase
                               2006       2005         (Decrease)
                             --------   --------       ----------
Sponsorship                  $      -   $      -           -%
Activation Fees                     -          -           -%
Local Revenue                       -          -           -%
Miscellaneous Revenue         122,816    103,956          18%
                             --------   --------
Total Revenue                $122,816   $103,956          18%
                             ========   ========

The preceding chart compares revenues from AVP's significant revenue drivers. The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue during the tour, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. AVP's beach volleyball tournament season customarily commences in early April and continues until late September or early October. We did not produce any beach volleyball events in the first quarters of 2006 or 2005. Accordingly, we did not recognize any sponsorship revenue, activation fees, or local revenue in the quarters ended March 31, 2006 and 2005.

The 18% increase in miscellaneous revenue primarily reflects an increase in trademark licensing revenue in connection with volleyball and volleyball net systems sales.

GROSS PROFIT

                                  Gross Profit

                 Three Months Ended March 31,
                 ----------------------------
                        2006       2005
                      --------   --------
Revenue               $122,816   $103,956
Event Costs                  -          -
                      --------   --------
Gross Profit          $122,816   $103,956
                      ========   ========
Gross Profit %             100%       100%
                      ========   ========

AVP's gross profit for 2006 increased approximately $19,000, or 18% above gross profit in 2005, primarily due to an increase in trademark licensing revenue. Since no events took place in the quarters ended March 31, 2006 and 2005 and no event costs were recognized, the gross margin percentage achieved in 2006 remained unchanged at 100% from the prior year's.

OPERATING EXPENSES

Summary Costs   % of Revenue

                                                                                    Increase
                   Three Months Ended March 31,   Three Months Ended March 31,   (Decrease) in
                   ----------------------------   ----------------------------    % of Revenue
                         2006         2005                2006    2005           2006 vs. 2005
                      ----------   ----------             ----   -----           -------------
Event Costs           $        -   $        -                0%      0%                  0%
Administrative         1,068,338    4,518,384              870%  4,346%               3476%
Marketing                555,950      411,600              453%    396%                (57)%
Interest Expense           8,213       70,558                7%     68%                 61%
                      ----------   ----------             ----   -----                ----
Total Costs           $1,632,501   $5,000,542             1330%   4810%               3480%
                      ==========   ==========             ====   =====                ====

Event costs include the direct cost of producing an event and costs related to television airing. Event costs are recognized on an event-by-event basis, and event costs billed and/or paid prior to their respective events are recorded as deferred costs and expensed at the time the event occurs. Since no events took place in the quarters ended March 31, 2006 and 2005, no event costs were recognized.

Administrative costs decreased 76% in 2006, due primarily to a significant reduction in consulting expense as no options or warrants were granted for the period ending March 31, 2006. For the period ending March 31, 2005, administrative costs included a $3,498,022 charge to stock compensation for non-employee warrants valued under SFAS 123 for warrants granted on February 28, 2005, as a result of the Merger. The decrease in consulting expense offset increases in depreciation expense and 2006 salaries increases.

The 35% increase in marketing costs of $144,350 primarily reflects hiring of a head of sales and other marketing personnel and increases in miscellaneous marketing expenditures including logo design cost as a result of new 2006 season, as well as holding of an inaugural high performance camp to recruit top college volleyball players to play on the AVP tour.

Interest expense in 2006 decreased 88% from 2005 due to elimination of short-term debt to Management Plus Enterprises, Inc, (MPE), Anschutz Entertainment Group, Inc. (AEG), Major League Volleyball, Inc. (MLV), and the Bridge Financing from the Merger.

Depreciation and Amortization Expense

                       Three Months Ended March 31,   Percentage
                       ----------------------------    Increase
                               2006      2005         (Decrease)
                             -------   -------        ----------
Depreciation Expense         $36,545   $22,101            65%
Amortization Expense           2,011    65,346           (97)%
                             -------   -------
                             $38,556   $87,447           (56)%
                             =======   =======

The increase in depreciation expense of $14,444 resulted from an increase in depreciable assets, including information technology equipment; activation equipment; and transportation equipment (e.g., trailer).

Amortization expense decreased 97% from 2005, primarily due to the absence in 2006 of MPE deferred commission costs. The underlying MPE sponsorship sales service contract was fully amortized in 2005.

Interest Income

                  Three Months Ended March 31,
                  ----------------------------   Percentage
                          2006      2005          Increase
                        -------   -------        ----------
Interest Income         $21,139   $15,356            38%

The increase in interest income of $5,783 reflects additional interest earned on the proceeds realized from the February 2005 Financing consummated on February 28, 2005.

Liquidity and Capital Resources

Cash flows from operating activities for the three months ended March 31, 2006 and 2005 were $(14,565) and $989,649, respectively. Working capital, consisting of current assets less current liabilities, was $(1,679,827) at March 31, 2006 and $87,243 at March 31, 2005. The negative working capital at March 31, 2006 resulted from deferred revenue being recognized for sponsorship payments received for events occurring after March 31, 2006, and using cash for payments of accounts payable and accrued liabilities related to the merger and delayed effectiveness of the registration statement.

At March 31, 2006 and 2005, accounts receivable had decreased $202,903 and increased $453,706, respectively, and deferred revenues had increased $2,597,165 and $2,969,847, respectively, over their respective amounts at March 31, 2006 and 2005, as AVP collects revenues prior to holding certain events.

On April 12, 2006, AVP entered a multi-year sponsorship agreement with Crocs, Inc. pursuant to which Crocs became the title sponsor of the AVP Tour through the final event of the 2008 AVP Tour season. The agreement is significant to AVP's 2006 projected revenue.

Pursuant to the May 2006 Financing, AVP sold 6,470,590 shares of common stock and five-year warrants to purchase 1,294,118 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $5,500,001.50. Oppenheimer & Co., Inc. acted as the placement agent and, in addition to its commission, received a warrant to purchase 621,177 shares of common stock on substantially the same terms as the warrants sold to investors. The sale of the securities is exempt from registration pursuant under Securities Act section 4(2), due to the limited number of investors, all of which are accredited. The Securities Purchase Agreement requires AVP to file a re-sale registration statement by June 23, 2006 and gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions.

Capital expenditures for the three months ended March 31, 2006 and 2005 were $64,216 and $137,384, respectively. During the three months ended March 31, 2006, AVP purchased a scoreboard and a trailer in preparation for the 2006 tour season, as well as computer equipment. During the three months ended March 31, 2005, AVP purchased information technology equipment, activation equipment, banners and flags in preparation for the 2005 tour season.

Cash flows provided from financing activities for 2006 and 2005 were $(416,737) and $3,297,023, respectively. In February 2006, AVP paid the remaining principal amount due on the promissory note to MPE with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company, was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sales, LLC in connection with sponsorship sales services. In 2005, upon consummation of the February 2005 Financing, AVP realized proceeds of $4,247,023, net of offering costs of $753,038. Also, in 2005, AVP repaid $950,000 on the promissory note to MPE.

Year Ended December 31, 2005 versus December 31, 2004

Operating Income (Loss) and Net Income (Loss)

                  Operating Income (Loss) and Net Income (Loss)

                                                      % of Revenue
                                                      ------------
                              2005          2004      2005    2004
                          -----------   -----------   ----    ----
Operating Income (Loss)   $(8,908,127)  $(2,694,427)   (57)%   (22)%
Net Income (Loss)         $(8,963,956)  $(2,873,112)   (58)%   (23)%

The 231% increase in annual operating loss in 2005 primarily reflects a $5,640,132 charge to consulting expense, as a result of non-employee warrants valuation under SFAS 123, and $1,259,646 of Merger-related legal costs, SEC reporting requirements costs, and consulting fees payable in connection with the Merger, and the related financing and registration of securities. Such charges and costs were partially offset by a 27% increase in revenue in 2005.

Excluding such warrant consulting expense, Merger-related costs and fees, SEC reporting requirement costs, and financial registration costs and fees, net loss for the year ended December 31, 2005 would have been approximately $2,064,178 compared to $2,873,112 for 2004, a decrease of 28%.

                                 Summary Revenue

                                                    Percentage
                                                     Increase
                            2005          2004      (Decrease)
                        -----------   -----------   ----------
Sponsorship             $12,918,471   $ 9,918,117        30%
Activation Fees             638,300       838,776       (24)%
Local Revenue             1,241,222       608,928       104%
Miscellaneous Revenue       783,289       943,184       (17)%
                        -----------   -----------
Total Revenue           $15,581,282   $12,309,005        27%
                        ===========   ===========

Revenue per event averaged $1,112,949 in 2005 (based on 14 events), compared with $1,025,750 in 2004 (based on 12 events).

Sponsorship Revenue. The 30% increase in national, regional, and local sponsorship revenue was primarily due to an increase in contracted-for annual sponsorship revenue, from $9.9 million in 2004 to $12.9 million in 2005. The increase in contracted-for sponsorship revenue reflects increases in the number of events, the amount of network and cable commercial units included in sponsorship packages, and the prices paid by national sponsors for commercial units and on-site exposure. Several 2005 AVP sponsors (including the sponsor responsible for 17% of 2005 revenue) did not renew for 2006. AVP's revenue for 2006 and beyond will depend primarily on our ability to sign new sponsors to replace non-renewing sponsors, re-sign existing sponsors, and increase the rates of our sponsorship fees. In addition, we entered into an agreement with an event promoter in Cincinnati in 2005 pursuant to which the promoter paid AVP a license fee in exchange for the exclusive right to exploit local revenue, including local sponsorship, ticket sales, parking, concessions, and ancillary revenue. This license fee was included in sponsorship revenue for 2005. AVP expects to have similar arrangements with a total of eight promoters in 2006.

Activation Fees. The decrease in activation fees resulted primarily from two 2004 sponsors who used AVP's activation services not returning in 2005. In 2005, a total of 8 sponsors engaged AVP to create, build and/or implement on-site activation programs on behalf of those sponsors. One of the 2005 sponsors that is not returning in 2006 utilized AVP's sponsorship activation services in 2005.

A detailed analysis of local and miscellaneous sources of revenue for 2005 and 2004 follows:

                         Local and Miscellaneous Revenue

                                                               Percentage
                                          2005        2004      Increase
                                       ----------   --------   ----------
Local Revenue
  Ticket Sales                         $  620,319   $304,875      103%
  Registration Fees                       176,265    126,506       39%
  Beach Club (Corporate Hospitality)      260,580    123,688      111%
  Suites                                  119,821          -        -
  Food and Beverages                       64,237     53,859       19%
                                       ----------   --------
                                       $1,241,222   $608,928      104%
                                       ==========   ========

                                                             Percentage
                                                              Increase/
                                         2005       2004     (Decrease)
                                       --------   --------   ----------
Miscellaneous Revenue
  Trademark Licensing                  $396,806   $339,740        17%
  Merchandising                         108,948    327,182       (67)%
  Site Fees and State Grants             60,000    116,935       (49)%
  Grass-Roots Marketing                 120,680     81,627        48%
  International Television Licensing     37,143     75,000       (50)%
  Other                                  59,712      2,700      2112%
                                       --------   --------
                                       $783,289   $943,184       (17)%
                                       ========   ========

Local Revenue. The increase in local revenue primarily reflects increases in the number of events, the number of events at which AVP charged for general or reserved seating, the amount charged for general admission and reserved seating, and intensified local marketing and sales efforts. In 2005, AVP charged for general admission at ten events compared with six in 2004. The increase in reserved seating and Beach Club (individual hospitality) revenue in 2005 primarily reflects increased local sales efforts and promotion at each AVP event. For 2006, the Company has decided to eliminate Beach Club seating and instead add additional reserved seating, which management believes will result in higher margins. AVP also enhanced its stadium in 2005 and included corporate/luxury suites which AVP sold in local markets. AVP expects corporate suite sales to increase over time as AVP markets and promotes their availability and benefits.

Miscellaneous Revenue. Miscellaneous revenue primarily decreased because AVP recognized merchandise licensing revenue in 2005 based upon a royalty received from AEG, AVP's event merchandiser, as opposed to gross merchandise revenue received by AVP in 2004, when AVP handled all merchandising operations in-house. AVP engaged AEG for 2005 and 2006 to sell AVP-branded products at events and undertake fulfillment of online sales. AVP receives a royalty on all merchandising revenue. In 2004, gross merchandising revenue was included in miscellaneous revenue (with costs of goods sold included in operating expenses under marketing costs).

The remaining decrease in miscellaneous revenue in 2005 stemmed from a small decline in site fees for one event and a decline in recognized international television licensing. AVP expects site fees to be reduced in 2006, as AVP expects to license local revenue to local event promoters at approximately half the events, rather than retaining local revenue including site fees. Grass-roots marketing revenue primarily reflects an increase in the number of memberships sold as well as an increase in the price of memberships. To reduce logistical issues, AVP will be reducing membership prices in 2006 and member benefits accordingly (e.g. no free t-shirt with membership). International television licensing revenue decreased from $75,000 in 2004 to $37,143 in recognized revenue in 2005 as a result of AVP's uncertainty as to how much earned international television licensing revenue shall be paid to AVP by its 2005 licensing agent, Jones Sagansky Broadcast Group. AVP terminated its agreement with Jones Sagansky Broadcast Group in 2005 and has engaged SFX, Inc. to license our international television rights in 2006.

GROSS PROFIT

                                  Gross Profit

                    2005           2004
                 -----------   -----------
Revenue          $15,581,282   $12,309,005
Event Costs       11,512,511     9,125,829
                 -----------   -----------
Gross Profit     $ 4,068,771   $ 3,183,176
                 ===========   ===========
Gross Profit %            26%           26%
                 ===========   ===========

AVP's gross profit for 2005 increased to approximately $4.1 million, or 28% above gross profit in 2004, primarily due to an increase in sponsorship revenue. The gross margin percentage achieved in 2005 remained unchanged from the prior year's, despite the increase in sponsorship revenue, primarily due to increases in prize money, staging costs, and advertising costs. In 2004, AVP and the players extended the exclusive player agreements through December 31, 2008, and, as part of this extension, AVP agreed to increase prize money from $1.6 million in 2004 to $3.0 million in 2005 and by $500,000 in 2006, 2007, and 2008.
Accordingly, management expects prize money to increase at significantly lower rates in those years, compared with the increase between 2004 and 2005.

Staging costs also increased as a result of AVP's using an enhanced stadium for its 2005 events, which included corporate suites at all events. While staging costs are expected to increase at AVP events where AVP is responsible for overseeing construction of the stadium due to increased transportation and labor costs, management expects increased corporate suite sales at the events to offset this increase in staging costs. Management expects gross profit margins to increase in the future through increases in its sponsorship revenue without corresponding increases in event costs, as well as by increasing the number of agreements with event promoters.

OPERATING EXPENSES

                                                              Increase
Summary Costs                                % of Revenue   (Decrease) in
                                             ------------   % of Revenue
                     2005         2004        2005   2004   2005 vs. 2004
                 -----------   -----------    ----   ----   -------------
Event Costs      $11,512,511   $ 9,125,829      74%    74%        0%
Administrative    10,529,096     3,442,479      68%    28%       40%
Marketing          2,447,802     2,435,124      16%    20%       (4)%
Interest Expense     167,859       245,870       1%     2%       (1)%
                 -----------   -----------     ---    ---       ---
Total Costs      $24,657,268   $15,249,302     159%   124%       35%
                 ===========   ===========     ===    ===       ===

Event costs include the direct cost of producing an event and costs related to television airing. Event costs are recognized on an event-by-event basis, and event costs billed and/or paid prior to their respective events are recorded as deferred costs and expensed at the time the event occurs. Event costs in 2005 increased 26%, primarily as a result of the number of events and increases in the size and scope of events to accommodate and entertain a larger fan base, including a larger stadium build. Event costs as a percentage of revenue remained unchanged at 74% between 2004 and 2005. In 2005, we entered an agreement with an event promoter in Cincinnati, pursuant to which the promoter was required to pay for some event expenses such as stadium, sand, various operation costs (hotel accommodations, certain event personnel, security, etc.), event permits, and marketing and promotion costs. AVP expects to have similar arrangements with a total of eight promoters in 2006.

Administrative costs rose 206% in 2005, due primarily to charges and expenses related to the Merger and financing and registration statement filing. The increase in administrative costs includes a $5,640,132 charge to stock compensation for non-employee warrants valued under SFAS 123 for warrants granted on February 28, 2005, as a result of the Merger. The increase in administrative costs also includes increases in Merger-related legal costs of $346,804, accounting fees of $263,820, SEC filing and registration costs of $483,510, and consulting fees payable in connection with the Merger of $165,512, as well as increases in depreciation expense and budgeted 2005 salaries. Such increases in administrative costs were partially offset by a decrease in amortization expense resulting from the elimination of cable network deferred costs expensed in 2004.

Marketing costs included increases in AVPNext marketing expenditures and public relations costs to $339,266, in 2005, compared with $185,120, in 2004. These increases were partially offset by a reduction in amortization of commissions owed to a related party, Management Plus Enterprises (MPE), for sponsorship sales services provided in 2001 and 2002, as well as reductions in activation costs and promotion.

Interest expense in 2005 decreased 32% from 2004, due to repayment and conversion of short-term debt.

Depreciation and Amortization Expense

                                             Percentage
                                              Increase
                         2005       2004     (Decrease)
                       --------   --------   ----------
Depreciation Expense   $164,148   $ 57,561      185%
Amortization Expense    261,382    688,437      (62)%
                       --------   --------
                       $425,530   $745,998      (43)%
                       ========   ========

The increase in depreciation expense of $106,587 resulted from an increase in depreciable assets, including banners and flags and equipment; information technology equipment (e.g., servers); activation equipment (e.g., kiosks and digital information screens); and leasehold improvements (e.g., installation of an air conditioning unit in AVP's server room).

Amortization expense decreased 62% from 2004, primarily due to the absence in 2005 of cable network deferred costs that amounted to $387,500 in 2004. The decrease in amortization expense was also due to a decline in amortization of MPE deferred commission costs. Deferred commissions charged to operations were $253,339 in 2005, compared to $294,904 in 2004. The underlying MPE sponsorship sales service contract provided for reduced commission rates from year to year.

Interest Income

                                               Percentage
                            2005       2004     Increase
                          --------   -------   ----------
  Interest Income         $112,030   $67,185       67%

The increase in interest income of $44,845 reflects interest earned on the proceeds realized from the private placement consummated on February 28, 2005 ("February 2005 Financing").

Liquidity and Capital Resources

Cash flows from operating activities for 2005 and 2004 were $(2,145,569) and $(1,185,774), respectively. Working capital deficiency, consisting of current assets less current liabilities, was $1,197,861 at December 31, 2005 and $3,604,731 at December 31, 2004. The negative working capital for the year ended December 31, 2005 resulted from increased accounts payable and accrued expenses related to the Merger and the delayed effectiveness of the registration statement. The negative working capital for the year ended December 31, 2004 resulted from an increase in debt, including $2,000,000 of short-term bridge financing debt.

At December 31, 2005 and 2004, accounts receivable had decreased $125,135 and increased $169,442, respectively, and deferred revenues had decreased $284,050 and increased $275,050, respectively, over their respective amounts at December 31, 2005 and 2004, as AVP collects revenues prior to holding certain events.

If sponsorship revenue in 2006 is less than AVP anticipates, current working capital could be insufficient to sustain AVP's operations without significantly reducing costs and expenses in connection with the events.

Capital expenditures for the year ended December 31, 2005 and 2004 were $370,131 and $228,416, respectively. During the year ended December 31, 2005, AVP purchased sand for certain AVP events not held on beaches, tents, banners and flags and a trailer for the tour season, as well as computer equipment for AVP's corporate office.

Cash flows provided from financing activities for 2005 and 2004 were $2,921,512 and $1,816,667, respectively. Upon consummation of the February 2005 Financing, AVP realized proceeds of $4,247,023, net of offering costs of $753,038.

Pursuant to the February 2005 Financing, the Series B Convertible Preferred Stock investors were entitled to penalties if the shares were not registered within four months following the closing. The registration was not declared effective until November 1, 2005. AVP has paid $31,357 of the $311,505 in registration penalties as of December 31, 2005.

In June 2004, the Association borrowed $2,000,000 from AVP, at an interest rate of 10% per annum, through a series of debentures payable to AVP. As part of the Merger, this inter-company indebtedness was cancelled. In addition, NBC and Fox had the right to put their redeemable Series A preferred stock investment back to the Association at the end of the 2005 and 2006 seasons for the amount of their respective investments. Prior to the merger, both NBC and Fox agreed to waive their put rights and converted the Association redeemable preferred stock holdings aggregating $3,657,600 into AVP common stock.

In 2005, AVP repaid $950,000 on a note payable owed to Management Plus Enterprises, Inc., a related party, in connection with sponsorship sales services, $200,000 to holders of the bridge financing notes, and $183,333 to Major League Volleyball, Inc.

Critical Accounting Policies

Revenue and Expense Recognition

The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue during the tour season, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. Cash collected before the related events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid before the related events are recorded as deferred costs and expensed at the time the event occurs.

AVP also derives additional revenue from activation services, event ticket sales, concession rights, event merchandising, promoter fees, licensing, and sanctioning fees. Revenues and expenses from the foregoing ancillary activities are recognized on an event-by-event basis as the revenues are realized and collection is reasonably assured. Licensing revenue is recognized as royalties are earned and collection is reasonably assured.

Income Taxes

AVP accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred taxes to the amount that is more likely than not to be realized.

Recently Issued Accounting Standards

In May 2003, FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for financial instruments within the scope. For the Company, the Statement was effective for instruments entered or modified after May 31, 2003 and otherwise became effective as of January 1, 2004, except for certain mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46R (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46R). FIN 46 replaces the earlier version of this interpretation issued in January 2003. FIN 46 addresses the consolidation by business enterprises of variable interest entities as defined. Immediate application is required in financial statements of nonpublic entities that have interests in variable interest entities created after December 31, 2003 and interests in all other variable interest entities by the beginning of the first annual period beginning after December 15, 2004.

FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 ("Interpretation") prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the Interpretation did not have any impact on AVP's financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges...". This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal".

In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share - Based Payment. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share - based payment transactions be recognized in financial statements. That cost will be measured based upon the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share - based compensation arrangements including share options, restricted share plans, performance - based awards, share appreciation rights, and employee share purchase plans.

Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock - Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair - value - based method of accounting for share - based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair - value - based method been used. Public entities that file as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. AVP is in the process of evaluating the impact of the adoption of SFAS 123(R) on its financial position or results of operations for 2006. However, it is anticipated that the adoption of this standard will have a materially adverse effect on AVP's results of operations in the event AVP issues options or warrants in 2006.

In February 2006, the FASB issued the new standard, "Statement of Financial Accounting Standard No. 155, Accounting for Certain Hybrid Instruments," which is an amendment of FASB Statements No. 133 and 140. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP's financial position or results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our executive officers and directors as of July 14, 2006.

                                                                Has Served as Director
Name                             Position and Age             or Executive Officer Since
--------------------   ------------------------------------   --------------------------
Leonard Armato         Chief Executive Officer and
                       Chairman of the Board of
                       Directors; 53                          March 25, 2005

Bruce Binkow           Chief Marketing Officer
                       and Director; 49                       March 25, 2005

William Chardavoyne    Director; 53                           May 10, 2006

Philip Guarascio       Director; 65                           March 25, 2005

Jack Kemp              Director; 71                           December 16, 2005

Scott Painter          Director; 37                           March 25, 2005

Andrew Reif            Chief Operating Officer, Chief
                       Financial Officer, and Secretary; 41   March 25, 2005

Thomas Torii           Controller; 39                         March 25, 2005

Jeffrey Wattenberg     Director; 51                           2002

Roger L. Werner, Jr.   Director; 56                           July 6, 2005

Leonard Armato has been Chairman, Chief Executive Officer, Tour Commissioner and a director of the Association since 2001. Previously, Mr. Armato was Chief Executive of Management Plus Enterprises, Inc. ("MPE"), a sports representation and marketing firm owned by Mr. Armato that he founded in 1988.

Bruce Binkow has been Chief Marketing Officer and a director of the Association since 2001. From 1996, Mr. Binkow worked as executive vice president at MPE. Previously, Mr. Binkow was an Executive Vice President of Marketing at Playboy Enterprises, Inc., a media company, from 1987 to 1991.

William Chardavoyne, Chairman of the Audit Committee and determined by the Board to be "independent" and an audit committee financial expert, held the position of Chief Financial Officer at Activision, Inc., an international publisher of interactive entertainment software products, from 2000 to 2006. Prior to this, Mr. Chardavoyne was Chief Financial Officer for Movietown.com, a development stage Internet company selling home entertainment products and marketing intelligence for the home entertainment industry. From 1987-1998, Mr. Chardavoyne held several senior management positions in operations and finance at Columbia Tri Star Home Video, a subsidiary of Sony Pictures Entertainment. Prior to this, Mr. Chardavoyne was Vice President and Controller for MTV Networks, Inc., a unit of Viacom, where he was responsible for all financial and accounting functions. Mr. Chardavoyne is a certified public accountant and was a Principal of Ernst & Young from 1974 through 1985.

Philip Guarascio has been a member of the board of directors of the Association since 2002. Mr. Guarascio has been a consultant for the National Football League since October 2000 and has been a consultant for the William Morris Agency, a talent agency, since October 2001. In 2000, he retired as the Vice President of Marketing and Advertising for General Motors' North American operations.

Scott Painter has been a member of the board of directors of the Association since 2002. He was a founder and former Chief Executive Officer of CarsDirect.com, an online car dealership, from October 1998 to May 2000. From May 2000 until May 2001, Mr. Painter was Chairman and Chief Executive Officer of Direct.com, an online retailer of high-end consumer goods. From May 2001 until March 2003, Mr. Painter was Founder and Chairman of Build-To-Order, Inc., a start up car company seeking to outsource the engineering and manufacture of production vehicles.

Mr. Painter is currently the Chairman and Chief Executive Officer of Zag.com, an online automotive retailer and lead generation company.

Andrew Reif has been Chief Operating Officer of the Association since 2001 and Chief Financial Officer since 2005. As Co-President of Baldwin/Cohen Productions, a motion picture and television programming production company, Mr. Reif supervised the development and production of motion pictures and television productions from 1999 to 2000. From 1995 to 1999, Mr. Reif was a Vice President at International Creative Management, a talent agency.

Thomas Torii has been the Association's controller since 2002. Previously, Mr. Torii was Director of Finance for the Jim Henson Company, a motion picture and television production company, beginning in 2001, and Director of Accounting at Twentieth Century Fox Corporation, a media company, from 1999 to 2001.

Jeffrey Wattenberg had been President, Secretary, and Director of AVP since May 2002 and has been a Director of the Association since 2005. For the last five years, he has been a private investor and has served as an independent consultant to various entities seeking to raise venture capital.

Roger L. Werner, Jr. founded both Speedvision (now Fox's Speed Channel) and Outdoor Life Network and served as President and CEO of both cable networks from 1995 through 2001. Previously, Mr. Werner was a management consultant at McKinsey & Company and served as Chief Operating Officer of ESPN from 1982-1990. Mr. Werner has been Chairman of WATV, Inc., an event and television production company, since 2003.

Jack Kemp is Founder and Chairman of Kemp Partners. From January 1993 until July 2004 he was co-director of Empower America, a Washington, D.C.-based public policy and advocacy organization. In September 2001, Mr. Kemp helped form a new non-partisan, non-profit think tank, the Foundation for the Defense of Democracies, to counter terrorist propaganda efforts, and he has been writing a weekly syndicated column for the Copley News Service nationwide since February of 2000. Prior to founding Empower America, Mr. Kemp served for four years as Secretary of Housing and Urban Development and in the United States House of Representatives from 1971-1989. Before his election to Congress in 1970, Mr. Kemp played as a professional football quarterback for 13 years.

Except for Messrs. Wattenberg, Werner, Kemp, and Chardavoyne, each person who serves on our Board of Directors was appointed on March 25, 2005, in connection with the transactions contemplated by the Merger. Directors are elected at each annual meeting and serve until the next annual meeting and until their successors have been elected and qualified. Executive officers are appointed for one-year terms and until their successors have been elected and qualified.

No director or executive officer is related to any other director or executive officer by blood or marriage.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities for the years ended December 31, 2005, December 31, 2004, and December 31, 2003, of those persons who were, at December 31, 2005, AVP's chief executive officer or another executive officer whose 2005 compensation exceeded $100,000.

                           Summary Compensation Table

                                                       Long Term
                              Annual   Compensation   Compensation
                              ------   ------------   ------------
                                                        Shares
Name and Principal            Fiscal                   Underlying
Position                       Year     Salary (1)      Options
---------------------------   ------   ------------   ------------
Leonard Armato,                2005      $350,000        1,502,157
Chief Executive Officer        2004       385,000               -0-
                               2003       350,000        1,009,768

Bruce Binkow,                  2005      $250,000          346,868
Chief Marketing Officer        2004       220,000               -0-
                               2003       200,000          201,954

Andrew Reif,                   2005      $240,000          193,424
Chief Operating Officer and    2004       220,000               -0-
Chief Financial Officer        2003       200,000          201,954

Thomas Torii,                  2005      $155,000           25,000
Chief Accounting               2004       135,000           12,526
Officer                        2003       100,000               -0-

(1) No bonuses were paid in any of the relevant years.

Stock Option Plan

Under AVP's 2005 Stock Incentive Plan (the "2005 Plan"), we may grant awards of stock options (including stock purchase warrants) and restricted stock grants to our officers, directors, employees, consultants, players, and independent contractors. We may issue an aggregate of 30,000,000 shares of our common stock under the 2005 Plan, including approximately 14,000,000 shares subject to management warrants and options converted from stock options to purchase shares of the Association, pursuant to the Merger Agreement. We may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy our common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of our common stock must be at least 110% of the fair market value of the common stock on the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of our common stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversary of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

Option Grants

The following table sets forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 2005.

                        Option Grants in Last Fiscal Year

                           Number of      Percent of Total
                          Securities       Options Granted    Exercise
                           Underlying      to Employees in   Price Per
                        Options Granted      Fiscal Year       Share     Expiration Date
                        ---------------   ----------------   ---------   ---------------
Leonard Armato             1,502,157             63%           $2.20        6/23/2009

Bruce Binkow                 346,868             14%           $2.20        6/23/2009

Andy Reif                    193,424              8%           $2.20        6/23/2009

Thomas Torii                  25,000              1%           $2.20        6/23/2009

Option Exercises and Fiscal Year-End Values

      The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 2005, by the persons named in the summary compensation table and the fiscal year-end value of unexercised options:

              Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year End Option Values

                  Number of
                   Shares                    Number of Securities      Value of Unexercisable In-the-
                   Acquired      Value      Underlying Unexercised      Money Options at Fiscal Year-
Name             on Exercise   Realized       Options at FY-End                    end (1)
--------------   -----------   --------   --------------------------   ------------------------------
                                          Exercisable  Unexercisable   Exercisable     Unexercisable
                                          -----------  -------------   -----------   ----------------
Leonard Armato       -0-          $0       6,466,840        -0-         $7,592,599          $0

Bruce Binkow         -0-          $0       1,895,178        -0-         $2,457,100          $0

Andy Reif            -0-          $0         981,900        -0-         $1,071,135          $0

Thomas Torii         -0-          $0          37,526        -0-         $    1,253          $0

Executive Officer Employment Agreements

      Pursuant to the merger agreement, the Association entered employment agreements with Messrs. Leonard Armato, AVP's CEO and Chairman and a director; Bruce Binkow, Chief Marketing Officer and a director; and Andrew Reif, Chief Operating Officer, Chief Financial Officer, and Secretary. Mr. Armato's at-will employment agreement provides for an annual salary of $350,000 with minimum annual increases of 10% and an annual bonus in the range of 50% of annual salary (based on certain to-be-determined milestones); health and disability insurance; a $1,000,000 term life insurance policy; and a monthly car allowance in the amount of $1,000. In the event that Mr. Armato's employment is terminated other than for good cause, he will receive a payment of one year's base salary. Messrs. Binkow's and Reif's employment agreements are of substantially the same form as Mr. Armato's, except that the salaries are $250,000 and $240,000, respectively. For the fiscal year 2005, Messrs. Armato, Binkow, and Reif voluntarily declined the annual bonus and the monthly car allowance they were entitled to per their employment agreements.

      Pursuant to a provision of the merger agreement authorizing allocation of warrants, the executive officers were granted four-year Management Warrants to purchase the indicated numbers of shares of common stock, at an exercise price of $2.20 per share (equal to 110% of the market price of a share on the date of grant): Mr. Armato, 1,502,157; Mr. Binkow, 346,868; Mr. Reif, 193,424; Mr.
Torii, 25,000. Per the employment agreements Messrs. Armato, Binkow and Reif also provide that AVP will set aside 10% of the net profits, as defined or as determined by the Compensation Committee, to establish a Profit Sharing Bonus Pool. The Compensation Committee and the Chief Executive Officer will determine the allocation of the Profit Sharing Bonus Pool among officers eligible to participate in the Profit Sharing Bonus Pool.

Employee Pension Plan

      AVP offers its full-time employees a 401k Plan administered by AVP's payroll provider. AVP does not currently make any contributions on behalf of employees.

Compensation of Directors

      Our non-management directors receive compensation for service on our Board of Directors or any committee, paid in stock. They receive shares valued at $2,500 for attending board meetings in person, $1,500 for attending board meeting by telephone, and $1,500 for attending committee meetings. Our non-management Committee Chairperson can charge a $200 per hour for time reasonably required to fulfill his duties. In consideration of board services in 2005, Management Warrants to purchase the indicated numbers of shares of common stock have been allocated to non-management directors, as follows: Mr. Guarascio, 39,380; Mr. Painter, 126,811; Mr. Wattenberg, 334,557; Mr. Werner, 25,000; Mr. Kemp, 50,000.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
                           RELATED STOCKHOLDER MATTERS

      The following table sets forth, as of July 14, 2006, the beneficial ownership, as defined in Securities and Exchange Commission Rule 13d-3, of AVP voting securities, by each director and executive officer, all directors and executive officers as a group, and each person or group known by management to be a beneficial owner of more than 5% of any class of voting securities. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

                                           Series B Preferred Stock        Common Stock (1)
                                           ------------------------   -------------------------
                                           Number of     Percent of    Number of     Percent of
                                             Shares         Class        Shares         Class
                                           ---------     ----------   ----------     ----------
Leonard Armato (2)(3)                            -0-           -0-     8,262,638        31.6
Bruce Binkow (2)(4)                              -0-           -0-     1,895,178         8.8
William J. Chardavoyne (2)                       -0-           -0-             -           -
Philip Guarasico (2)(4)                          -0-           -0-       160,283           *
Jack Kemp (2)(4)                                 -0-           -0-        50,000           *
Scott Painter (2)(4)                             -0-           -0-       774,927         3.8
Andrew Reif (2)(4)                               -0-           -0-       981,900         4.8
Thomas Torii (2)(4)                              -0-           -0-        37,526           *
Jeffrey Wattenberg (2)(5)                        -0-           -0-       617,485         3.0
Robert L. Werner, Jr. (2)(4)                     -0-           -0-        25,000           *
All  directors  and executive
  officers as a group, including  those
  named above (10 persons)                       -0-           -0-    12,804,937        41.8

AEG(6)                                           -0-           -0-     1,129,261         5.7
Amtrust Financial Group (7)                      -0-           -0-     4,235,292        20.8
Diker Micro Value Fund (8)                       -0-           -0-     1,123,692         5.7
Diker Micro Value QP Fund,
  LP; Diker Micro and Small
  Cap Fund, LP; Diker Micro
  And Small Cap Offshore
  Fund, Ltd.(8)                                  -0-           -0-     2,123,370        10.7
Fox (9)                                          -0-           -0-     2,345,260        11.9
Highbridge (10)                              29,472          41.5      1,026,731         5.0

* Less than 1%.

(1) Includes shares issuable upon conversion of Series B Preferred Stock reflected in the table opposite the identified person or group, as well as exercise of currently exercisable stock options or warrants to acquire shares, as set forth in the succeeding notes. In accordance with SEC rules, each owner's or group's percentage is computed assuming conversion or exercise of only that person's convertible securities, options, or warrants.

(2) Address is c/o AVP Pro Beach Volleyball Tour, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045.

(3) Common stock includes 6,466,840 shares issuable upon exercise of currently exercisable stock options and a warrant.

(4) All shares of common stock are issuable upon exercise of currently exercisable stock options and warrants.

(5) Common stock includes 534,985 shares issuable upon exercise of warrants currently exercisable.

(6) The stockholder's address is 1111 South Figueroa Street Suite 3100 Los Angeles, CA 90015.

(7) The stockholder's address is 10451 Mill Run Circle, Owings Mills, MD 21117. Common stock includes 705,882 shares issuable upon exercise of warrants issued.

(8) The stockholder's address is 745 Fifth Avenue, Suite 1409, New York, NY 10151. Common stock includes 541,177 shares issuable upon exercise of warrants.

(9) The stockholder's address is c/o Fox Sports Net, 10201 W. Pico Boulevard, Building 101, Suite 5420, Los Angeles, CA 90035.

(10) The stockholder's address is 9 West 57th Street, 27th Floor, New York, NY 10019. Common stock includes 179,042 shares issuable upon exercise of a currently exercisable warrant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

      Mr. Leonard Armato is the sole owner of MPE, which owned MPE Sales, LLC prior to its sale to the Association. MPE entered an agreement with the Association on August 15, 2001 pursuant to which MPE was engaged to secure sponsorship agreements in return for a commission (the "Sales Agreement"). The Sales Agreement remained in place through December 31, 2002, and MPE was projected to earn approximately $1.6 million in commissions through 2005 based upon the sponsorship agreements secured by MPE during the term of the Sales Agreement. MPE assigned the Sales Agreement to the LLC in 2003. The Association acquired the LLC later in 2003 for a convertible promissory note with a principal amount of approximately $1.4 million, of which $250,000 was paid from the proceeds of the February 2005 Financing, concurrently with the Merger Closing. The balance was paid on February 28, 2006.

      Mr. Scott Painter, a member of the Board of Directors, entered a consulting agreement with us whereby he was compensated as a financial advisor in specified areas relating to our operations and fund-raising efforts. Specifically, Mr. Painter gave Association officers advice regarding valuation of the Association, financial modeling, and structure of financings. He also consulted with the officers regarding proposed transactions and participated in merger negotiations between the Association and AVP, as well as terms of financings with the broker dealer for the February 2005 Financing. Mr. Painter did not in any circumstance solicit investors. For his services, Mr. Painter received compensation equal to $150,000 in cash and a Management Warrant to purchase a total of 527,213 shares of our common stock, at an exercise price of $2.20 per share, equal to 110% of the market price of a share on the date of grant.

      Until February 28, 2006, we retained a firm controlled by Jeffrey Wattenberg, a member of our Board of Directors, for a $20,000 monthly fee for consulting, advisory, and investor relations services. Pursuant to the Merger Agreement, Mr. Wattenberg was granted a Management Warrant to purchase 334,557 shares.

      Fox, an owner of more than 5% of our outstanding common stock, distributes our programming on broadcast and cable television.

      On February 21, 2006, we entered into an agreement with Fox pursuant to which Fox will produce and distribute one AVP tournament final on May 20, 2006 and one AVP tournament final on June 17, 2006. As consideration for Fox's production and distribution services, we issued 666,667 shares of common stock, par value $0.001 per share.

                            DESCRIPTION OF SECURITIES

      The following description of the material terms of our capital stock summarizes provisions of our Amended and Restated Certificate of Incorporation, which has been filed as an exhibit to our registration statement of which this prospectus is a part.

CAPITALIZATION

We are currently authorized to issue 80,000,000 shares of common stock, $0.001 par value and 2,000,000 shares of preferred stock, $0.001 par value. As of June 30, 2006 we had outstanding 19,654,908 shares of common stock; 71,020 shares of Series B Preferred Stock, which are convertible into 27.87 shares of common stock; and options and warrants to purchase 18,452,402 shares of common stock.

COMMON STOCK

The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. Our stockholders are not entitled to cumulative voting. The holders of our common stock are entitled to receive dividends when, and if, declared by our Board of Directors from funds legally available therefor. In the event of liquidation, dissolution or winding up, our holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities, and after provision has been made for each class of stock having preference over the common stock, including the shares of Series B Preferred Stock. Holders of the shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Pursuant to the May 2006 Financing, AVP sold 6,470,590 shares of common stock and five-year warrants to purchase 1,294,118 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $5,500,001.50.

PREFERRED STOCK

The Preferred Stock may be issued without further stockholder approval, in one or more series, with such voting powers, dividend rights, designations, preferences, rights, qualifications, limitations and restrictions as shall be determined by the Board of Directors before the issuance thereof.

SERIES B PREFERRED STOCK

A holder of the Series B Preferred Stock has no preemptive rights. The Series B Preferred Stock is not subject to any sinking fund or other obligation to redeem or retire the Series B Preferred Stock. Unless converted or redeemed, the Series B Preferred Stock has a perpetual term.

The Series B Preferred Stock is senior to the common stock with respect to payment of amounts upon liquidation, dissolution or winding up. While any Series B Preferred Stock is outstanding, we cannot authorize, create, or increase the authorized amount of any class or series of stock that ranks prior or senior to, or in parity with, the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up, without the consent of the holders of a majority of the Series B Preferred Stock.

The holders of Series B Preferred Stock will receive dividends when, and if, declared on our common stock, on an as-converted basis. The holders of Series B Preferred Stock will be entitled to receive, in the event of liquidation, dissolution, whether voluntary or involuntary, payment of $33.93 for each share of Series B Preferred Stock held, in preference to holders of any junior class of stock.

The holders of Series B Preferred Stock have the right, exercisable at any time, to convert each share into 27.87 shares of common stock. The conversion ratio may be increased, on a weighted average basis, upon issuances of the common stock or securities convertible into common stock at a purchase price or conversion price less than the Series B Preferred Stock conversion price then in effect.

The holders of Series B Preferred Stock vote with holders of common stock in all matters in which they are entitled to vote. Each share of Series B Preferred Stock carries a number of votes equal to the number of shares of common stock into which such share is convertible. The approval of the holders of a majority of the outstanding Series B Preferred Stock is required to amend our Certificate of Incorporation to adversely affect the rights of holders of Series B Preferred Stock, or to authorize, create, or increase the authorized amount of any class of stock giving rights senior to, or in parity with, the holders of Series B Preferred Stock with respect to payment of dividends or amounts upon liquidation, dissolution, or winding up.

The Series B Preferred Stock may be redeemed at our election, after the fifth anniversary of issuance on 30 days notice, at a redemption price of $33.93 per share. We have the option to convert the Series B Preferred Stock into common stock on 30 days notice, if a resale registration statement covering the underlying common stock is effective, our common stock is quoted on the OTCBB or a similar electronic quotation system or stock exchange, the closing price per share, or the average of the closing bid and ask prices per share, if applicable, have been at least twice the quotient obtained by dividing the Series B Preferred Stock redemption price by its conversion rate, and the daily trading volume of our common stock for 30 consecutive trading days averages at least 2,000,000 shares.

WARRANTS

The units sold in the Bridge Financing included two-year warrants to purchase a total of 472,000 shares of common stock at a purchase price of $2.10 per share, which warrants were scheduled to expire in June 2006. In April 2006, the Board of Directors of AVP, Inc. agreed to extend the warrants for an additional 18-month period through December 2007.

In connection with consummation of the Merger, AVP issued four-year warrants to purchase a total of 4,424,260 shares of common stock at a price of $2.20 per share.

The units sold in the February 2005 Financing included 36,841 five-year warrants, each exercisable to purchase 27.87 shares of our common stock at a price of $1.7046 per share. In connection with the February 2005 Financing, the placement agent received a five-year warrant to purchase up to 480,993 shares of our common stock at an exercise price of $1.0395 per share that may be exercised on a cashless basis.

The units sold in the May 2006 Financing included five-year warrants to purchase 1,294,118 shares of our common stock at a price of $1.00 per share. In connection with the offering, the placement agent received a five-year warrant to purchase up to 621,177 shares of our common stock at an exercise price of $1.00 per share that may be exercised on a cashless basis.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and provided that with respect to any criminal action or proceeding, the person had no reasonable cause to believe was unlawful. Furthermore, the personal liability of our directors is limited as provided in our certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     EXPERTS

Our financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 appearing in this prospectus and registration statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing in issuing such reports.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.avp.com. Information contained in our web site is not part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our stockholders with annual reports containing audited financial statements.

                  INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         -------
Report of Independent Registered Public Accounting Firm .............      F-1

Consolidated Balance Sheet as of December 31, 2005 ..................      F-2

Consolidated Statements of Operations for the Years Ended
  December 31, 2005 and 2004 ........................................      F-3

Consolidated Statements of Changes in Stockholders' Deficiency
  for the Years Ended December 31, 2005 and 2004 ....................      F-4

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2005 and 2004 ........................................      F-5

Notes to Consolidated Financial Statements ..........................      F-7

Unaudited Consolidated Balance Sheet as of March 31, 2006 ...........     F-26

Unaudited Consolidated Statements of Operations for the three
  months ended March 31, 2006 and 2005 ..............................     F-27

Unaudited Consolidated Statements of Changes in Stockholders'
  Deficiency for the three months ended March 31, 2006 and 2005 .....     F-28

Unaudited Consolidated Statements of Cash Flows for the
  three months ended March 31, 2006 and 2005 ........................     F-29

Unaudited Notes to Consolidated Financial Statements ................     F-31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of AVP, Inc.

We have audited the accompanying consolidated balance sheet of AVP, Inc. and subsidiary (AVP) as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of AVP's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AVP as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with U.S. generally accepted accounting principles.

Mayer Hoffman McCann P.C.
Los Angeles, California
February 28, 2006, except for paragraph 3 of Note 15, as to which the date is April 13, 2006

                                    AVP, INC.

                           CONSOLIDATED BALANCE SHEET

                                                            December 31,
                                                                2005
                                                            ------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                               $  1,143,345
    Accounts receivable, net of allowance for doubtful
    accounts of $49,232                                          484,770
    Prepaid expenses                                             158,054
    Current portion of investment in sales-type lease            145,768
                                                            ------------
    TOTAL CURRENT ASSETS                                       1,931,937
                                                            ------------
PROPERTY AND EQUIPMENT, net                                      288,409
                                                            ------------
OTHER ASSETS
    Investment in sales-type lease                               416,551
    Other assets                                                  38,641
                                                            ------------
    TOTAL OTHER ASSETS                                           455,192
                                                            ------------
    TOTAL ASSETS                                            $  2,675,538
                                                            ============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
    Notes payable                                           $    600,071
    Accounts payable                                             711,303
    Accrued expenses                                           1,576,435
    Accrued interest                                             125,989
    Deferred revenue                                             116,000
                                                            ------------
    TOTAL CURRENT LIABILITIES                                  3,129,798
                                                            ------------
OTHER LIABILITIES
    Long-term deferred revenue                                   150,000
                                                            ------------
    TOTAL LIABILITIES                                          3,279,798
                                                            ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
  Preferred stock, 2,000,000 shares authorized:
    Series A convertible preferred stock, $.001 par
    value, 1,000,000 shares authorized, no shares issued
    and outstanding                                                    -
    Series B convertible preferred stock, $.001 par
    value, 250,000 shares authorized, 94,488 shares
    issued and outstanding                                            94
  Common stock, $.001 par value, 80,000,000 shares
    authorized, 11,669,931 shares issued and outstanding          11,670
  Additional paid-in capital                                  32,183,810
  Accumulated deficit                                        (32,799,834)
                                                            ------------
  TOTAL STOCKHOLDERS' DEFICIENCY                                (604,260)
                                                            ------------
  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY            $  2,675,538
                                                            ============

                 See notes to consolidated financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Year Ended December 31,
                                                 ------------------------------
                                                     2005              2004
                                                 -----------        -----------
REVENUE
    Sponsorships                                 $12,918,471        $ 9,918,117
    Other                                          2,662,811          2,390,888
                                                 -----------        -----------
    TOTAL REVENUE                                 15,581,282         12,309,005
EVENT COSTS                                       11,512,511          9,125,829
                                                 -----------        -----------
    Gross Profit                                   4,068,771          3,183,176
                                                 -----------        -----------
OPERATING EXPENSES
    Marketing                                      2,447,802          2,435,124
    Administrative                                10,409,819   (1     3,442,479
    Impairment loss for fixed assets                 119,277                  -
                                                 -----------        -----------
    TOTAL OPERATING EXPENSES                      12,976,898          5,877,603
                                                 -----------        -----------
OPERATING LOSS                                    (8,908,127)        (2,694,427)
OTHER INCOME (EXPENSE)
    Interest expense                                (167,859)          (245,870)
    Interest income                                  112,030             67,185
                                                 -----------        -----------
    TOTAL OTHER INCOME (EXPENSE)                     (55,829)          (178,685)
                                                 -----------        -----------
LOSS BEFORE INCOME TAXES                          (8,963,956)        (2,873,112)
INCOME TAXES                                               -                  -
NET LOSS                                         $(8,963,956)       $(2,873,112)
                                                 ===========        ===========
Basic and diluted loss per share                 $     (1.03)       $     (0.97)
                                                 ===========        ===========
Weighted average common shares outstanding         8,681,388          2,973,861
                                                 ===========        ===========

(1) Administrative includes stock based compensation of $5,640,132 for the year ended December 31, 2005.

See notes to consolidated financial statements.

                                    AVP, INC.

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

                                                                      Series A          Series B
                                                                  Preferred Stock    Preferred Stock       Common Stock
                                                                  ---------------   ----------------   --------------------


                                                                  Shares   Amount    Shares   Amount     Shares      Amount
                                                                  ------   ------   -------   ------   ----------   -------
Balance, January 1, 2004                                             -       $-           -    $  -     2,973,861   $ 2,974
Net loss                                                             -        -           -       -             -         -
                                                                   ---      ---     -------    ----    ----------   -------
Balance, December 31, 2004                                           -        -           -       -     2,973,861     2,974
Merger of AVP, Inc. into the Association ("the reverse merger")      -        -           -       -     2,251,474     2,251
Conversion of 10% convertible notes payable                          -        -           -       -     1,707,683     1,708
Conversion of Series A redeemable preferred stock                    -        -           -       -     2,317,188     2,317
Private placement units (net of offering costs of $753,038)          -        -     147,364     147             -         -
Conversion of Series B Preferred Stock to common stock               -        -     (52,876)    (53)    1,284,877     1,285
Payment of accrued registration penalty in common stock              -        -           -       -         5,587         6
Conversion of AEG note payable to common stock                       -        -           -       -     1,129,261     1,129
Compensation expense from issuance of warrants                       -        -           -       -             -         -
Net loss                                                             -        -           -       -             -         -
                                                                   ---      ---     -------    ----    ----------   -------
Balance, December 31, 2005                                           -       $-      94,488    $ 94    11,669,931   $11,670
                                                                   ===      ===     =======    ====    ==========   =======

                                                                   Additional                      Total
                                                                    Paid-in     Accumulated    Stockholders'
                                                                    Capital       Deficit       Deficiency
                                                                  -----------   ------------   ------------
Balance, January 1, 2004                                          $16,118,266   $(20,962,766)   $(4,841,526)
Net loss                                                                    -     (2,873,112)    (2,873,112)
                                                                  -----------   ------------   ------------
Balance, December 31, 2004                                         16,118,266    (23,835,878)    (7,714,638)
Merger of AVP, Inc. into the Association ("the reverse merger")      (954,175)             -       (951,924)
Conversion of 10% convertible notes payable                         2,288,640              -      2,290,348
Conversion of Series A redeemable preferred stock                   3,655,283              -      3,657,600
Private placement units (net of offering costs of $753,038)         4,246,876              -      4,247,023
Conversion of Series B Preferred Stock to common stock                 (1,232)             -              -
Payment of accrued registration penalty in common stock                 7,816              -          7,822
Conversion of AEG note payable to common stock                      1,182,204              -      1,183,333
Compensation expense from issuance of warrants                      5,640,132              -      5,640,132
Net loss                                                                    -     (8,963,956)    (8,963,956)
                                                                  -----------   ------------    -----------
Balance, December 31, 2005                                        $32,183,810   $(32,799,834)   $  (604,260)
                                                                  ===========   ============    ===========

                 See notes to consolidated financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               Year Ended December 31,
                                                               -------------------------
                                                                   2005         2004
                                                               -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss
                                                               $(8,963,956)  $(2,873,112)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Depreciation and amortization of property and equipment
                                                                   164,148        57,561
    Loss (gain) on property and equipment                          119,277             -
    Interest income on investment in sales-type lease              (39,596)      (67,185)
    Amortization of deferred commissions                           253,339       294,904
    Other amortization                                               8,043         6,033
    Amortization of deferred costs                                       -     1,352,100
    Allowance for doubtful accounts                                 39,232        10,000
    Compensation from issuance of stock options and warrants     5,640,132             -
  Decrease (increase) in operating assets:
    Accounts receivable                                            125,135      (169,442)
    Investment in and due from joint venture                             -       291,084
    Prepaid expenses                                              (131,448)      (26,606)
    Other assets                                                    (3,946)       (1,305)
  Increase (decrease) in operating liabilities:
    Accounts payable                                               396,504      (625,052)
    Accrued expenses                                               589,955       211,950
    Accrued officer compensation                                   (43,208)     (167,625)
    Accrued interest                                                (7,308)      245,871
    Deferred revenue                                              (284,050)      275,050
                                                               -----------   -----------

    NET CASH FLOWS FROM OPERATING ACTIVITIES                    (2,137,747)   (1,185,774)
                                                               -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in property and equipment                          (370,131)     (228,416)
    Investment in sales-type lease                                 105,600       158,400
                                                               -----------   -----------
      NET CASH FLOWS FROM INVESTING ACTIVITIES                    (264,531)      (70,016)
                                                               -----------   -----------

                 See notes to consolidated financial statements.

                                    AVP. INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (CONTINUED)

                                                                               Year Ended December 31,
                                                                             -------------------------
                                                                                 2005          2004
                                                                             -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of capital stock                                        $ 5,000,061   $         -
  Offering costs                                                                (753,038)            -
  Proceeds from borrowing                                                              -     2,000,000
  Debt repayments                                                             (1,333,333)     (183,333)
                                                                             -----------   -----------
    NET CASH FLOWS FROM FINANCING ACTIVITIES                                   2,913,690     1,816,667
                                                                             -----------   -----------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         511,412       560,877
    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                 631,933        71,056
                                                                             -----------   -----------
    CASH AND CASH EQUIVALENTS, END OF YEAR                                   $ 1,143,345   $   631,933
                                                                             ===========   ===========
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
  Cash paid during the year for:
  Interest                                                                   $    86,159   $    48,939
                                                                             ===========   ===========
  Income taxes                                                               $       800   $         -
                                                                             ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING INFORMATION
  Net liabilities assumed in merger
    Cash                                                                     $     4,217   $         -
    Accounts payable                                                            (261,857)            -
    Accrued expenses                                                            (173,934)            -
                                                                             -----------   -----------
                                                                             $  (431,574)  $         -
                                                                             ===========   ===========
    Conversion of Association redeemable preferred stock into common stock   $ 3,657,600   $         -
                                                                             ===========   ===========
    Conversion of 10% convertible notes payable into common stock            $ 2,290,348   $         -
                                                                             ===========   ===========
    Conversion of AEG note payable to common stock                           $ 1,183,333   $         -
                                                                             ===========   ===========
    Payment of accrued registration penalty in common stock                  $     7,822   $         -
                                                                             ===========   ===========

                See notes to consolidated financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF OPERATIONS

AVP, Inc. (AVP), domesticated in Delaware on August 6, 1990, is the sole stockholder of AVP Pro Beach Volleyball Tour, Inc. f/k/a Association of Volleyball Professionals, Inc., a Delaware corporation (the "Association"), which is the sole nationally recognized men's and women's U.S. professional beach volleyball tour. AVP conducts professional beach volleyball activities in the United States, including tournaments, sponsorships sales, broadcast rights, licensing and trademark agreements, sales of food, beverage and merchandise at tournaments, player contracts and other associated activities.

On July 28, 2003, the Association merged with Digital Media Campus, Inc. (DMC), its then sole stockholder, in a transaction accounted for as a transfer between entities under common control with the Association as the surviving entity. The accompanying financial statements have been prepared including the net assets and results of operations of DMC as if the merger occurred January 1, 2003.

2.   MERGER

On February 28, 2005, upon filing a certificate of merger with the Delaware Secretary of State, a wholly owned subsidiary of AVP named Othnet Merger Sub, Inc., a Delaware corporation, and the Association consummated a merger pursuant to an Agreement and Plan of Merger dated as of June 29, 2004, as amended. As a result of the merger, the Association, which survived the merger, became AVP's wholly owned subsidiary, and AVP issued to Association stockholders common stock.

In the second half of 2004, AVP issued $2,360,000 principal amount of 10% convertible notes and, as required by the merger agreement, loaned $2,000,000 of the proceeds of the notes to the Association (the notes were issued in units that included common stock and common stock purchase warrants) (the "Bridge Financing"). It was a condition to the closing of the merger, among other things, that at least $2,000,000 principal amount of the notes (and accrued interest) be converted into common stock. Another condition was the closing of a private placement of units of Series B Convertible Preferred Stock and common stock purchase warrants, gross proceeds of which was $5,000,061 (the "February 2005 Financing"), concurrently with the merger closing.

Each share of Series B preferred stock is convertible into 24.3 shares of AVP common stock and carries the number of votes that equals the number of shares into which it is convertible.

In accordance with the merger agreement, the outstanding shares of the Association's common stock were converted into 2,973,861 shares of AVP common stock. The Association also had outstanding options and warrants that, as a result of the merger agreement, now represent the right to purchase 8,842,839 shares of AVP common stock.

As part of the merger, the Association's preferred stockholders converted $3,657,600 of redeemable preferred stock into 2,317,188 shares of AVP common stock. In addition, as part of the merger, holders of Bridge Financing convertible notes converted $2.1 million into 1,707,672 shares of AVP common stock. In February 2005, the two television networks waived their put rights on their redeemable Series A preferred stock that AVP previously issued to them, and subsequently converted the preferred stock into common stock pursuant to the merger.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   MERGER (CONTINUED)

Concurrent with the merger, AVP raised $5,000,061 through the February 2005 Financing, representing 147,364 shares of Series B Convertible Preferred Stock, which are convertible into 3,580,945 shares of AVP common stock.

In conjunction with the merger, AVP was obligated to grant warrants to purchase 5,677,590 shares of common stock as consideration for services that facilitated the merger.

Upon consummation of the merger and the private offering, the Association's former stockholders held common stock entitling them to cast 58.22% of votes entitled to be cast at an election of AVP directors; the Association's executive officers became AVP's executive officers; and Association designees constituted a majority of the Board of Directors.

Because AVP was a publicly traded shell corporation at the time of the merger, the transaction is being accounted for as a capital transaction; the equivalent of AVP's issuing stock for the Association's net assets, accompanied by a recapitalization of AVP. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historical carrying values of the assets and liabilities of the Association.

Accordingly, the Association, which was the acquired entity from the legal standpoint, is the acquirer from the accounting standpoint, and AVP, which was the acquirer from the legal standpoint, is the accounting acquiree.

On March 9, 2005, Othnet changed its name to its current name, AVP, Inc.

AVP agreed to register for resale the shares of common stock underlying the Series B preferred stock. The agreement provided that if a registration statement was not filed by April 15, 2005 or did not become effective by June 28, 2005, AVP must pay a penalty to the Series B preferred stock stockholder of approximately $50,000 for each month that the penalty condition was not satisfied, until August 28, 2005, when the monthly penalty increased to $100,000 for each month. The registration statement became effective on November 1, 2005 and, accordingly, AVP incurred $311,505 in penalties.

On August 23, 2005 the stockholders gave approval to amend the Articles of Incorporation increasing the number of authorized shares of common stock to 300,000,000 shares and to amend the Articles of Incorporation to effect a 1 for 10 reverse stock split. The Articles of Incorporation were subsequently amended to reduce the authorized shares of common stock to 80,000,000.

As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, amounts have been retroactively restated to reflect share quantities as altered by the terms of the merger agreement, the authorization of additional shares and the reverse stock split, which was effective on December 16, 2005.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                              Basis of Presentation

The consolidated financial statements include the accounts of AVP and its significant subsidiary in which a controlling interest is held. All intercompany transactions have been eliminated.

                                Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

                                Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates in these financial statements include acquisition liabilities associated with the Othnet merger, accrued expenses, allowances for doubtful accounts, useful lives for depreciation and amortization, loss contingencies, income taxes and tax valuation reserves. Actual results could differ materially from these estimates.

                         Revenue and Expense Recognition

The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue during the tour, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. Cash collected before the related events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid before the related events are recorded as deferred costs and expensed at the time the event occurs.

AVP also derives additional revenue from activation services, event ticket sales, concession rights, event merchandising, licensing, and sanctioning fees. Revenues and expenses from foregoing ancillary activities are recognized on an event-by-event basis as the revenues are realized and collection is reasonably assured. Licensing revenue is recognized as royalties are earned and collection is reasonably assured.

                       Fair Value of Financial Instruments

AVP considers the recorded carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued expenses and notes payable to approximate their respective fair values because of the short maturities of these instruments.

                            Cash and Cash Equivalents

Cash equivalent consists primarily of cash, money market account, and accounts receivable with an initial term of less than three months.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                               Accounts Receivable

Accounts receivable consist primarily of amounts due from sponsors and licensees for sponsorship fees and royalties, respectively. Such amounts are billed when due under the terms of the respective sponsorship agreements, or, in the case of royalties, when earned. AVP performs ongoing credit evaluations of its customers and extends credit without requiring collateral. AVP does not accrue finance or interest charges on outstanding receivable balances. Accounts receivable are carried at outstanding principal less any allowance for doubtful accounts. The Company writes off uncollectible receivables against the allowance for doubtful accounts when the likelihood of collection is remote. On a periodic basis, the Company evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts, based on the history of past write-offs, collections, and current credit condition. The allowance for doubtful accounts was $49,232 as of December 31, 2005.

             Concentration of Credit Risks and Significant Customers

Financial instruments that potentially subject AVP to a concentration of credit risk consist principally of accounts receivable and uninsured cash deposits. AVP places its cash deposits with what management believes are high-credit quality financial institutions. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $100,000. Concentrations of credit risk with respect to accounts receivable are present due to the small number of customers comprising the Company's customer base. However, the credit risk is reduced through the Company's efforts to monitor its exposure for credit losses and by maintaining allowances, if necessary. Two sponsors accounted for approximately 27% of the Company's total revenue during 2005 and one sponsor accounted for approximately 18% of the Company's total revenue during 2004. At December 31, 2005, three customers accounted for approximately 48% of the Company's outstanding accounts receivable balance.

                          Depreciation and Amortization

Depreciation and amortization of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets as follows:

        Assets             Useful Lives
------------------------   ------------
Furniture and equipment      3 years
Transportation equipment     3 years

Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.

                                Long-Lived Assets

In accordance with SFAS No. 144, when facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of the recoverability is performed by comparing the carrying value of the assets to the estimated undiscounted future cash flows. If the estimated undiscounted future cash flows are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. In addition, the remaining estimated useful life or amortization period for the impaired asset would be reassessed and revised if necessary. During 2005, AVP recognized an impairment loss of $119,277 for property and equipment that was impaired and no longer used in operations since the sponsor and the event for which such property and equipment were used did not renew for 2006.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                             Bartering Transactions

AVP barters advertising for products and services. Revenue and related expenses from barter transactions are recorded at fair value in accordance with EITF 99-17, Accounting for Advertising Barter Transactions. Revenue from barter transactions is recognized in accordance with AVP's revenue recognition policies. Expenses for barter transactions are generally recognized as incurred.

                              Comprehensive Income

Comprehensive income consists of net income (loss) and other gains and losses affecting stockholders' equity that, under U.S. generally accepted accounting principles are excluded from net income (loss). Such items consist primarily of unrealized gains and losses on marketable equity securities and foreign translation gains and losses. AVP has not had any such items in the prior two years and, consequently, net income (loss) and comprehensive income (loss) are the same.

                                   Advertising

AVP advertises primarily through radio and print media for each specific event. Most of AVP's advertising is event specific. AVP's policy is to expense advertising costs, including production costs, as incurred. Advertising expense charged to operations was $675,277 in 2005 and $646,394 in 2004.

                                  Income Taxes

AVP accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred taxes to the amount that is more likely than not to be realized.

                            Stock Based Compensation

AVP accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized based on the difference, if any, on the date of grant between the fair value of AVP's common stock and the amount an employee must pay to acquire the stock. The expense associated with stock-based compensation is amortized over the periods the employee performs the related services, generally the vesting period, consistent with the multiple option method described in Financial Accounting Standards Board Interpretation (FIN) No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans."

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires disclosure about the method of accounting and the effect of the method used on reported results in both annual and interim financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                      Stock Based Compensation (Continued)

AVP adopted SFAS No. 148 effective for the year ended December 31, 2002, and has elected to continue to account for its stock-based compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees", until January 2006, at which time AVP will be required to adopt SFAS No. 123(R). Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the grant date. If AVP had elected to recognize compensation expense based upon the fair value at the grant date for options under its stock-based compensation plans consistent with the methodology prescribed by SFAS No. 123, AVP's net loss would increase to the following pro forma amounts:

                                                            Year Ended December 31,
                                                          --------------------------
                                                              2005          2004
                                                          ------------   -----------
Net loss applicable to common stockholders, as reported   $ (8,963,956)  $(2,873,112)
Less, stock-based employee compensation
  expense determined under fair-value-based methods
  for all awards, net of related tax effects
                                                            (4,686,689)     (133,288)
                                                          ------------   -----------
Pro forma net loss                                        $(13,650,645)  $(3,006,400)
                                                          ============   ===========
Basic and diluted loss per share of common stock:
    As reported                                           $      (1.03)  $     (0.97)
                                                          ============   ===========
    Pro forma                                             $      (1.57)  $     (1.01)
                                                          ============   ===========

The fair value of these options was estimated at the dates of grant using the Black-Scholes option pricing model, with the following assumptions for the years ended December 31, 2005 and 2004:

                             Year Ended December 31,
                          -----------------------------
                              2005            2004
                          -------------   -------------
Risk-free interest rate     3.66 - 4.37%    3.86 - 4.19%
Expected life             4 to 10 years   4 to 10 years
Expected volatility                 100%              0%
Expected dividend yield               0%              0%

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                      Recently Issued Accounting Standards

In May 2003, FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," was issued. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for financial instruments within its scope. For AVP, the Statement was effective for instruments made or modified after May 31, 2003 and otherwise became effective as of January 1, 2004, except for certain mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement became effective January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46R (revised December 2003), "Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51 (FIN 46R). FIN 46R replaces the earlier version of this interpretation issued in January 2003. FIN 46R addresses the consolidation by business enterprises of variable interest entities as defined. Immediate application is required in financial statements of nonpublic entities that have interests in variable interest entities created after December 31, 2003 and interests in all other variable interest entities by the beginning of the first annual period beginning after December 15, 2004.

FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 ("Interpretation") prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the Interpretation did not have any impact on AVP's financial statements.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges...". SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal".

In addition, SFAS 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151, which are to be applied prospectively, shall become effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Recently Issued Accounting Standards (Continued)

In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets", which amended APB Opinion No. 29, "Accounting for Nonmonetary Transactions." SFAS No. 153, which is to be applied prospectively, amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 became effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date the Statement was issued. The adoption of this Statement is not expected have any impact on AVP's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share - Based Payment." Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share - based payment transactions be recognized in financial statements. That cost will be measured based upon the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share - based compensation arrangements including share options, restricted share plans, performance - based awards, share appreciation rights, and employee share purchase plans.

Statement 123(R) replaces FASB Statement No. 123, "Accounting for Stock - Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." Statement 123, as originally issued in 1995, established as preferable a fair - value - based method of accounting for share - based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair - value - based method been used. Public entities that file as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. AVP is in the process of evaluating the impact of the adoption of SFAS 123(R) on its financial position or results of operations for 2006. However, it is anticipated that the adoption of this standard will have a materially adverse effect on AVP's results of operations.

In February 2006, the FASB issued the new standard, Statement of Financial Accounting Standard No. 155, "Accounting for Certain Hybrid Instruments," which is an amendment of FASB Statements No. 133 and 140. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP's financial position or results of operations.

              Net Loss per Basic and Diluted Share of Common Stock

Basic earnings (loss) per share is calculated using the average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the average number of common shares outstanding during the period increased by the dilutive effect of outstanding stock options using the "treasury stock" method.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Net Loss per Basic and Diluted Share of Common Stock (Continued)

The following options, warrants and other incremental shares to purchase shares of common stock were excluded from the computation of diluted earnings (loss) per share for the periods presented as their effect would be antidilutive.


                                                         Year Ended December 31,
                                                         -----------------------
                                                            2005         2004
                                                         ----------   ----------
Options and Warrants                                     15,482,688    8,842,838
Convertible Debt                                                  -    1,129,261
Redeemable Series A Preferred Stock                               -    2,317,188
Series B Preferred Stock                                  2,296,060           --
                                                         ----------   ----------
Total                                                    17,778,748   12,289,287
                                                         ==========   ==========

4.   RESCISSION OFFER

Options granted in 2004 to AVP players under AVP's 2002 Stock Option Plan were not exempt from registration or qualification under federal and state securities laws, and AVP did not obtain the required registrations or qualifications. As a result, AVP intends to make a rescission offer to the holders of these options. If this rescission is accepted by all players to whom it is made, AVP could be required to make aggregate payments of up to $240,000, which includes statutory interest, based on options outstanding as of December 31, 2005. AVP may continue to be liable under federal and state securities laws for amounts with respect to which the rescission offer is not accepted. As management believes there is only a remote likelihood the rescission offer will be accepted by option holders in an amount that would result in a material expenditure by AVP, no liability has been recorded. Management does not believe that this rescission offer will have a material effect on AVP's financial position, results of operations or cash flows.

5.   DEFERRED COMMISSION - RELATED PARTY

On April 6, 2003, AVP acquired from Management Plus Enterprises, Inc, (MPE), a corporation owned by an officer, director and stockholder, the ownership interests to MPE Sales, LLC, whose only asset was the right to receive certain commissions that MPE was entitled to receive under a sponsorship sales agreement between the Association and MPE. The aggregate cost of acquiring the rights of $1,366,737 was charged to operations over the term of the related sponsorship agreements and projected revenues thereunder. The deferred commissions were fully amortized as of December 31, 2005.

Deferred commissions charged to operations aggregated $253,339 in 2005 and $294,904 in 2004.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 consists of:
Cost
  Furniture and equipment                                   $ 395,415
  Transportation equipment                                     49,836
  Leasehold improvements                                       23,704
                                                            ---------
    Total cost                                                468,955
Less, accumulated depreciation and amortization              (180,546)
                                                            ---------
    Net property and equipment                              $ 288,409
                                                            =========

Depreciation and amortization expense for property and equipment charged to operations was $164,148 in 2005 and $57,561 in 2004.

7.   INVESTMENT IN SALES-TYPE LEASE

In 2001, AVP leased furniture and equipment associated with a former office facility to a third party in a lease classified as a sales-type lease. The unearned lease income is being amortized to income over the lease term, using the effective interest method. The lease expires in October 2008. AVP's investment in the sales-type lease at December 31, 2005 is as follows:

Minimum lease payments                  $ 501,600
Estimated unguaranteed residual value     183,600
Less unearned lease income               (122,881)
                                        ---------
Investment in sales-type lease, net     $ 562,319
                                        =========

The following is a schedule of future minimum lease payments to be received under the investment in sales-type lease:

Years Ending December 31,
-------------------------
    2006                    $211,200
    2007                     158,400
    2008                     132,000
                            --------
    Total                   $501,600
                            ========

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   RELATED PARTY TRANSACTIONS

During 2004, in connection with the Bridge Financing, the Association issued debentures aggregating $2,000,000 to Othnet, with whom Association had entered into a merger agreement. The convertible promissory note holders had the right to convert the principal amount of the note and accrued interest, based on a conversion price of the lower of $5.60 per share of common stock or 85% of the offering price in the next round of financing of Othnet common stock, as defined in the convertible promissory note. As part of the consummated merger, on February 28, 2005, $2.1 million of the $2.36 million convertible promissory notes and accrued interest were converted into common stock.

In April 2003, AVP issued a $1,366,737 promissory note to MPE with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sales, LLC. The debenture was payable in installments through January 2006 plus interest at a rate of 3.75% per annum. During 2005, $950,000 in principal was repaid under this obligation.

In 2004, AVP entered in a consulting agreement with a shareholder/member of AVP's Board of Directors to provide financial consulting services regarding AVP's operations and fund-raising efforts. He also participated in merger negotiations between the Association and AVP, as well as terms of financings with the broker dealer of the February 2005 Financing. For his services, this non-management director received compensation equal to $150,000 in cash plus an additional 527,213 in warrants. Prior to 2004, this non-management director received 120,903 warrants for his service on our Board of Directors, and he received 126,811 warrants in 2005 as a result of the merger. AVP recognized consulting expense of $100,000 in 2004 and $50,000 in 2005.

In February 2005, AVP entered a consulting agreement with Montecito Capital Partners, LLC ("Montecito"), a firm controlled by one of AVP's non-management directors. Under the terms of the agreement, Montecito provides various management consulting services to AVP, including, but not limited to strategic planning and marketing. The agreement obligates AVP to pay $20,000 per month to services through February 2006. Total consulting fees of $200,000 were charged to operations during 2005 under this agreement.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   NOTES PAYABLE

Notes payable consist of the following:

Related party note dated April 2003, payable in installments through January
2006 plus interest at 3.75% per annum. The related party agreed to defer payments due August 2003, January 2004, and August 2004, aggregating to
$700,000, until February 2005. In connection with the merger, the related party agreed to defer payments due August 2005 and January 2006, aggregating $416,737,
until February 28, 2006.                                                           $416,737

Convertible note dated July 2003 payable to a former stockholder in annual installments of $183,333, plus interest at 5% per annum, through November 2006.
Beginning November 2004, the note holder may exchange the unpaid principal and any unpaid interest for shares of Common Stock of AVP at a per share price equal to the per share price paid to AVP under AVP's most recent round of equity financing. The borrowings are collateralized by AVP's accounts receivable and
property and equipment.                                                             183,334
                                                                                   --------
Total Notes Payable                                                                $600,071
                                                                                   ========

10   STOCKHOLDERS' EQUITY

                                 Capitalization

Outstanding shares and their par value give effect to the merger with Othnet, and the authorization of additional shares in August 2005, and the effectiveness of the reverse stock split.

                                Stock Transaction

In February 2005, 2,251,474 shares of Common Stock were issued as result of the "reverse merger" with Othnet Merger Sub, Inc.; 1,707,672 shares of Common Stock were issued as a result of the conversion of 10% convertible notes payable, and 147,364 shares of Series "B" preferred stock convertible into 3,580,945 shares of common stock were issued in a private placement offering.

In February 2005, 2,317,188 shares of Common Stock were issued as a result of the conversion of redeemable Association Series "A" preferred stock.

In December 2005, 52,876 shares of Series "B" preferred stock were converted into 1,284,887 shares of common stock, and Anschutz Entertainment Group, Inc. ("AEG"), exercised its option to convert its $1,000,000 principal convertible promissory note plus accrued interest into 1,129,261 shares of Company Common Stock. The conversion satisfied all of the Company's obligations under the agreements pursuant to which the convertible note was issued. Also, in December 2005, AVP agreed to issue 5,587 shares of Common Stock to Series "B" stockholders in lieu of cash penalty payments of liquidated damages.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  STOCK OPTIONS

                               Stock Option Plans

On August 23, 2005, the stockholders approved the adoption of the 2005 Stock Incentive Plan. Under the 2005 Plan, AVP may grant awards of stock options (including stock purchase warrants) and restricted stock grants to its officers, directors, employees, consultants, players, and independent contractors. AVP may issue an aggregate of 30,000,000 shares of its common stock under the 2005 Plan, including approximately 14,000,000 shares subject to management warrants and options converted from stock options to purchase shares of the Association, pursuant to the merger agreement. AVP may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy AVP's common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of AVP's Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of AVP's Common Stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversary of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

The exercise price of each optioned share is determined by the Committee; however the exercise price for incentive stock options will not be less than 100%, and in the case of a nonqualified stock option, not less than 85%, of the fair market value of the optioned shares on the date of grant. The expiration date of each option shall be determined by the Committee at the date of grant; however, in no circumstances shall the option be exercisable after 10 years from the date of grant.

The following table, as restated, contains information on the stock options under the Plan for the years ended December 31, 2005 and 2004. The outstanding options expire from April 2008 to September 2013.

                                                              Weighted Average
                                           Number of Shares    Exercise Price
                                           -----------------   ----------------
Options outstanding at January 1, 2004         7,774,423           $ .19
  Granted                                        780,818            1.60
  Exercised                                           --              --
  Cancelled                                           --              --
                                              ----------           -----
Options outstanding at December 31, 2004       8,555,241             .32
  Granted                                      3,259,593            2.19
  Converted Othnet options                       200,428            2.50
  Exercised                                           --              --
  Cancelled                                           --              --
                                              ----------           -----
Options outstanding at December 31, 2005      12,015,262           $ .87
                                              ==========           =====

The weighted average fair value per share of options granted was $1.41 in 2005 and $ -0- in 2004.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  STOCK OPTIONS (CONTINUED)

                         Stock Option Plans (Continued)

The following table summarizes information about AVP's stock-based compensation plan at December 31, 2005:

Options outstanding and exercisable by price range as of December 31, 2005:

                          Options Outstanding             Options Exercisable
                --------------------------------------   ----------------------
                                 Weighted
                                 Average      Weighted                 Weighted
  Range of                      Remaining      Average                  Average
  Exercise         Number      Contractual    Exercise      Number     Exercise
   Prices       Outstanding   Life in Years    Price     Exercisable    Price
-------------   -----------   -------------   --------   -----------   --------
$ .01 -  .30     6,118,943        4.0          $0.03      6,118,943     $0.03

  .31 -  .90     1,655,480        7.7           0.77      1,655,480      0.77

  .91 - 1.60       780,818        3.3           1.60        711,406      1.60

 1.61 - 2.80     3,460,021        3.6           2.21      3,403,176      2.22
                ----------                               ----------
$ .01 - 2.80    12,015,262        4.3          $0.87     11,889,005     $0.86
                ==========        ===          =====     ==========     =====

In connection with stock options granted to employees to purchase common stock, AVP recorded stock-based compensation expense of $ -0- for the years ended December 31, 2005 and 2004. Such amounts represent, for each employee stock option, the difference between the grant date exercise price and the stock price on the date of the grant.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  STOCK OPTIONS (CONTINUED)

                               Other Stock Options

The following table contains information on all of AVP's non-plan stock options for the years ended December 31, 2005 and 2004.
                                                       Weighted
                                                        Average
                                           Number of   Exercise
                                             Shares     Price
                                           ---------   --------
Options outstanding at January 1, 2004       302,930    $0.30
  Granted                                         --       --
  Exercised                                       --       --
  Cancelled                                       --       --
                                           ---------    -----
Options outstanding at December 31, 2004     302,930     0.30
  Granted                                  2,491,056     1.99
  Converted Othnet options                   728,557     2.39
  Exercised                                       --       --
  Cancelled                                  (55,118)    4.42
                                           ---------    -----
Options outstanding at December 31, 2005   3,467,425    $1.89
                                           =========    =====

The weighted average fair value of options granted was $2.26 in 2005 and -0- in 2004.

The following table summarizes information about AVP's non-qualified stock options at December 31, 2005:

Options outstanding and exercisable by price range as of December 31, 2005:

                              Options Outstanding              Options Exercisable
                    --------------------------------------   ----------------------
                                     Weighted
                                     Average      Weighted                 Weighted
                                    Remaining      Average                  Average
Range of Exercise      Number      Contractual    Exercise      Number     Exercise
     Prices         Outstanding   Life in Years    Price     Exercisable    Price
-----------------   -----------   -------------   --------   -----------   --------
  $ .30 - 1.50         661,025         4.3          $0.89       661,025     $0.89
   1.60 - 3.40       2,806,400         3.2           2.12     2,806,400      2.12
                     ---------                                ---------
  $ .30 - 3.40       3,467,425         3.4          $1.89     3,467,425     $1.89
                     =========         ===          =====     =========     =====

In connection with warrants granted to non-employees to purchase Common Stock in connection with the February 2005 Financing, AVP recorded consulting expense of $5,640,132 and $-0- for the years ended December 31, 2005 and 2004, respectively. Such amounts represent, for each non-employee stock option, the valuation under SFAS 123 on the date of the grant. These grants were fully vested on the grant date.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  COMMITMENTS AND CONTINGENCIES

                                 Operating Lease

The Company leases its corporate office facilities under a non-cancellable operating lease expiring in March 2010. The lease agreement contains a renewal option for an additional five-year term. In addition, the lease agreement provides for rental escalations at defined intervals during the lease term. Rent expense is recognized on the straight-line method over the term of the lease. The difference between rent expense recognized and rent payable under the rental escalation clauses is reflected in accrued expenses.

The future minimum rental payments under the non-cancellable operating lease commitment are as follows:

Years Ending December 31,
-------------------------
2006                         $  329,000
2007                            338,000
2008                            347,000
2009                            356,000
Thereafter                       91,000
                             ----------
Total                        $1,461,000
                             ==========

Rent expense charged to operations was $308,194 in 2005 and $282,442 in 2004.

                             Officer Indemnification

Under the organizational documents, AVP's directors are indemnified against certain liabilities arising out of the performance of their duties to AVP. AVP also has an insurance policy for its directors and officers to insure them against liabilities arising from the performance of their duties required by their positions with AVP. AVP's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against AVP that have not yet occurred. However, based on experience, AVP expects the risk of loss to be remote.

                              Employment Agreements

AVP has entered into "at will" employment agreements with three officers. In addition to base salary, the employment agreements provide for annual performance bonuses and profit sharing bonuses. The performance bonuses range from 30% to 50% of the respective officer's base salary. The performance bonuses awarded, if any, will be based upon achieving certain milestones and targets as determined by the Board of Directors' Compensation Committee. The employment agreements also provide that AVP will set aside 10% of the net profits, as defined or as determined by the Compensation Committee, to establish a Profit Sharing Bonus Pool. The Compensation Committee and the Chief Executive Officer will determine the allocation of the Profit Sharing Bonus Pool among officers eligible to participate in the Profit Sharing Bonus Pool.

                                Legal proceedings

A complaint was filed by Carl Schneider and Schneider Productions, LLC on October 24, 2005 in the United States District Court, Central District of California, in which the plaintiffs seek damages for copyright infringement in connection with the allegedly unauthorized use of a still photograph in a television commercial that was broadcast on NBC and FSN in 2005.

Discovery has not yet commenced and therefore management is unable to determine or predict the outcome of this claim or the impact, if any, on the Company's financial condition or results of operations. Accordingly, the Company has not recorded a provision for this matter in their financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  INCOME TAXES

The components of the provision for income taxes are as follows:

                                              2005   2004
                                              ----   ----
Current
  Federal                                     $ --    $--
  State                                        800     --
                                              ----   ----
    Total                                      800     --
                                              ----   ----
Deferred
  Federal                                       --     --
  State                                         --     --
                                              ----   ----
    Total                                       --     --
                                              ----   ----
    Total Income Tax Provision (Benefit)      $800    $--
                                              ====   ====

The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                                              2005    2004
                                              ----    ----
Federal statutory rate                         (34)%   (34)%
State income taxes, net of federal benefits     (6)     (6)
Valuation allowance                             40      40
                                              ----    ----
Total                                           --%     --%
                                              ====    ====

Significant components of deferred income taxes as of December 31, 2005 are as follows:

Net operating loss     $ 7,368,130
Valuation allowance     (7,368,130)
                       -----------
Net Deferred Tax       $        --
                       -==========

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  INCOME TAXES (CONTINUED)

AVP records a valuation allowance for certain temporary differences for which it is more likely than not that AVP will not receive future tax benefits. AVP assesses its past earnings history and trends and projections of future net income to determine the allowance. AVP recorded a valuation allowance for the entire amount of the net deferred assets in 2005 and 2004, as it had determined that it was more likely than not that no deferred tax assets would be realized. The net change in the valuation allowances for deferred tax assets were increases of $2,698,945 and $1,575,000 in 2005 and 2004, respectively. AVP will continue to review this valuation allowance quarterly and make adjustments as appropriate.

The tax benefits associated with employee exercises of stock options reduces income taxes currently payable. However, no benefits were recorded to additional paid in capital in 2005 and 2004 because their realization was not more likely than not to occur, and, consequently, a valuation allowance was recorded against the entire benefit.

At December 31, 2005, AVP had federal net operating loss carryforwards of approximately $18,500,000 which expire at various intervals from the years 2019 to 2024. As of December 31, 2005, $18,500,000 of AVP's federal net operating loss carryforwards were subject to approximately $652,000 in limitations related to their utilization under Section 382 of the Internal Revenue Code. Future ownership changes as determined under Section 382 of the Internal Revenue Code could further limit the utilization of net operating loss carryforwards. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

14.  PENSION PLAN

AVP sponsors a qualified 401(k) savings plan for eligible employees. The plan provides for pre-tax employee contributions. Additionally, the plan provides for employer matching contributions at the discretion of AVP. No matching contributions were contributed to the plan by the employer in 2005 or 2004.

15.  SUBSEQUENT EVENTS

In February 2006, AVP entered a production and distribution agreement with Fox Broadcasting Company in connection with two events. Under the agreement, the Fox Network will have the exclusive right to telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, Fox will receive 666,667 shares of Common Stock, par value $0.001 per share, of AVP.

In February 2006, AVP paid $527,184 principal amount due (and accrued interest) on the promissory note to MPE with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sales, LLC.

On April 12, 2006, AVP entered a multi-year sponsorship agreement ("Agreement") with Crocs, Inc. ("Crocs") pursuant to which Crocs shall become the title sponsor of the AVP Tour through the final event of the 2008 AVP Tour season. The Agreement is significant to AVP's 2006 projected revenue.

Included in the Agreement AVP agreed to issue warrants to purchase up to 1,000,000 shares of common stock of AVP, Inc. The vesting period is: (i) 200,000 shares on April 12, 2006; and (ii) 200,000 shares on each January 15th of the remaining years of the five year term (three year sponsorship agreement and two optional years), however no shares shall be granted in 2008, 2009 or 2010 if Crocs reduces its sponsorship in 2008, or in either 2009 or 2010 if the Agreement is not extended or such earlier years if the Agreement is terminated for breach prior to the final event of the 2008 AVP Tour season. The exercise price of the warrant is $.80. The registration rights are subject to Securities Act rules, AVP agrees to file a registration statement for resale of the shares underlying the warrants by April 12, 2007. The expiration date of the warrant is April 12, 2012 (sixth anniversary of the execution of the Agreement).

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  SUBSEQUENT EVENTS (CONTINUED)

Pursuant to a Securities Purchase Agreement dated May 4, 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $2,500,003. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 282,353 shares of common stock on substantially the same terms as the warrants sold to investors. The sale of the securities is exempt from registration under Securities Act section 4(2), due to the limited number of investors, all of which are accredited.

Pursuant to a Securities Purchase Agreement dated June 9, 2006, AVP sold 705,882 units, each unit consisting of five shares of common stock and a five-year warrant to purchase one share of common stock at price of $1.00 per share, to an accredited investor, for a total price $2,999,998.50. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 338,824 shares of common stock on substantially the same terms as the warrants sold to investor. The sale of the securities is exempt from registration under Securities Act section 4(2), due to the limited number of investors, all of which are accredited. The Securities Purchase Agreements in May and June of 2006 require AVP to file a re-sale registration statement within 10 business days from closing and gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions.

On February 28, 2005, AVP consummated a private placement. Each unit sold in the February 2005 Financing consisted of 4 shares of AVP's Series B Preferred Stock; each share was originally convertible into 24.3 shares of common stock, and a five-year warrant to purchase up to 24.3 shares of the AVP's common stock. However, as a result of the new shares sold in May and June 2006, the conversion rate of the outstanding Series B Convertible Preferred Stock increased from 24.3 to 27.87 in accordance with its anti-dilution provision. All outstanding shares of Series B Convertible Preferred Stock are now convertible into 27.87 shares of common stock.

                                    AVP, INC.

                           CONSOLIDATED BALANCE SHEET

                                   (Unaudited)
                                                                    March 31,
                                                                      2006
                                                                  ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                       $    759,892
  Accounts receivable, net of
    allowance for doubtful accounts of $49,232                         263,732
  Prepaid expenses                                                   1,650,121
  Current portion of investment in sales-type lease                    113,876
                                                                  ------------

  TOTAL CURRENT ASSETS                                               2,787,621
                                                                  ------------

PROPERTY AND EQUIPMENT, net                                            306,279
                                                                  ------------

OTHER ASSETS
  Investment in sales-type lease                                       387,020
  Other assets                                                          36,633
                                                                  ------------

  TOTAL OTHER ASSETS                                                   423,653
                                                                  ------------

  TOTAL ASSETS                                                    $  3,517,553
                                                                  ============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
  Notes payable                                                   $    183,334
  Accounts payable                                                     296,769
  Accrued expenses                                                   1,233,757
  Accrued interest                                                      21,673
  Deferred revenue                                                   2,731,915
                                                                  ------------

  TOTAL CURRENT LIABILITIES                                          4,467,448
                                                                  ------------

OTHER LIABILITIES
  Long-term deferred revenue                                           131,250
                                                                  ------------

  TOTAL LIABILITIES                                                  4,598,698
                                                                  ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
  Preferred stock, 2,000,000 shares authorized:
    Series A convertible preferred stock, $.001
      par value, 1,000,000 shares authorized, no
      shares issued and outstanding                                          -
    Series B convertible preferred stock, $.001
      par value, 250,000 shares authorized,
      74,708 shares issued and outstanding                                  74
  Common stock, $.001 par value, 80,000,000 shares
    authorized, 12,817,919 shares issued and outstanding                12,819
  Additional paid-in capital                                        33,194,342
  Accumulated deficit                                              (34,288,380)
                                                                  ------------

  TOTAL STOCKHOLDERS' DEFICIENCY                                    (1,081,145)
                                                                  ------------

  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                  $  3,517,553
                                                                  ============

                       See notes to financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                        -------------------------
                                                            2006         2005
                                                        -----------   -----------
REVENUE
    Sponsorships                                        $         -   $         -
    Other                                                   122,816       103,956
                                                        -----------   -----------
    TOTAL REVENUE                                           122,816       103,956
EVENT COSTS                                                       -             -
                                                        -----------   -----------
    Gross Profit                                            122,816       103,956
                                                        -----------   -----------
OPERATING EXPENSES
    Marketing                                               555,950       411,600
    Administrative (includes stock-based compensation
    of $10,726 for 2006 and $3,498,022 for 2005)          1,068,338     4,518,384
                                                        -----------   -----------
    TOTAL OPERATING EXPENSES                              1,624,288     4,929,984
                                                        -----------   -----------
OPERATING LOSS                                           (1,501,472)   (4,826,028)
                                                        -----------   -----------
OTHER INCOME (EXPENSE)
    Interest expense                                         (8,213)      (70,558)
    Interest income                                          21,139        15,356
                                                        -----------   -----------
    TOTAL OTHER INCOME (EXPENSE)                             12,926       (55,202)
                                                        -----------   -----------
LOSS BEFORE INCOME TAXES                                 (1,488,546)   (4,881,230)
INCOME TAXES                                                      -             -
                                                        -----------   -----------
NET LOSS                                                $(1,488,546)  $(4,881,230)
                                                        ===========   ===========
Basic and diluted loss per share                        $     (0.12)  $     (0.95)
                                                        ===========   ===========
Weighted average common shares outstanding               12,468,848     5,135,713
                                                        ===========   ===========

                       See notes to financial statements.

                                    AVP, INC.

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

                                   (Unaudited)

                                 Series A           Series B
                              Preferred Stock    Preferred Stock       Common Stock        Additional                     Total
                              ---------------   ----------------   --------------------     Paid-in      Accumulated   Stockholders
                              Shares   Amount    Shares   Amount     Shares      Amount     Capital        Deficit      Deficiency
                              ------   ------   -------   ------   ----------   -------   -----------   ------------   ------------
Balance, December 31, 2005         -       $-    94,488     $ 94   11,669,931   $11,670   $32,183,810   $(32,799,834)   $ (604,260)
Conversion of Series B
  Preferred Stock to
  common stock                     -        -   (19,780)     (20)     480,654       481          (461)             -              -
Payment of accrued
  registration penalty in
  common stock                     -        -         -        -          667         1           934              -            935
Issuance of common stock to
  non-employees for services       -        -         -        -      666,667       667       999,333              -      1,000,000
Compensation expense from
  issuance of warrants             -        -         -        -            -         -        10,726              -         10,726
Net loss                           -        -         -        -            -         -             -     (1,488,546)    (1,488,546)
                                          ---    ------     ----   ----------   -------   -----------   ------------    -----------
Balance, March 31, 2006            -       $-    74,708     $ 74   12,817,919   $12,819   $33,194,342   $(34,288,380)   $(1,081,145)
                                          ===    ======     ====   ==========   =======   ===========   ============    ===========

                       See notes to financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)


                                                                          Three Months Ended
                                                                                March 31,
                                                                       -------------------------
                                                                          2006          2005
                                                                       -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                             $(1,488,546)  $(4,881,230)
  Adjustments to reconcile net loss to net cash flows from operating activities:
    Depreciation and amortization of property and equipment                 36,545        22,101
    Interest income on investment in sales-type lease                      (12,843)      (15,356)
    Amortization of deferred commissions                                         -        63,335
    Gain on property and equipment                                          (9,864)            -
    Other amortization                                                       2,011         2,011
    Compensation from issuance of stock options and warrants                10,726     3,498,022
  Decrease (increase) in operating assets:
    Accounts receivable                                                    202,903      (453,706)
    Prepaid expenses                                                      (492,067)     (527,476)
    Other assets                                                                (3)       (4,500)
  Increase (decrease) in operating liabilities:
    Accounts payable                                                      (414,534)      164,381
    Accrued expenses                                                      (341,742)      208,347
    Accrued interest                                                      (104,316)      (56,127)
    Deferred revenue                                                     2,597,165     2,969,847
                                                                       -----------   -----------
    NET CASH FLOWS FROM OPERATING ACTIVITIES                               (14,565)      989,649
                                                                       -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in property and equipment                                     (64,216)     (137,384)
  Investment in sales-type lease                                            92,400        39,600
  Proceeds from disposal of property and equipment                          19,665             -
                                                                       -----------   -----------
    NET CASH FLOWS FROM INVESTING ACTIVITIES                                47,849       (97,784)
                                                                       -----------   -----------

                       See notes to financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                                   (CONTINUED)

                                                                              Three Months Ended
                                                                                   March 31,
                                                                           ------------------------
                                                                              2006         2005
                                                                           ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of capital stock                                      $        -    $5,000,061
  Offering costs                                                                    -      (753,038)
  Debt repayments                                                            (416,737)     (950,000)
                                                                           ----------    ----------
    NET CASH FLOWS FROM FINANCING ACTIVITIES                                 (416,737)    3,297,023
                                                                           ----------    ----------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (383,453)    4,188,888
    CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                          1,143,345       631,933
                                                                           ----------    ----------
    CASH AND CASH EQUIVALENTS, END OF PERIOD                               $  759,892    $4,820,821
                                                                           ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
  Interest                                                                 $  110,447    $        -
                                                                           ==========    ==========
  Income taxes                                                                     -     $        -
                                                                           ==========    ==========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING INFORMATION
  Net liabilities assumed in merger
    Cash                                                                            -    $    4,217
    Accounts payable                                                                -      (261,857)
    Accrued expenses                                                                -      (173,934)
                                                                           ==========    ==========
                                                                           $        -    $ (431,574)
                                                                           ==========    ==========
  Conversion of Association redeemable preferred stock into common stock   $        -    $3,657,600
                                                                           ==========    ==========
  Conversion of 10% convertible notes payable in common stock              $        -    $2,290,348
                                                                           ==========    ==========
  Payment of accrued registration penalty in common stock                  $      935    $        -
                                                                           ==========    ==========
  Issuance of common stock to non-employees for services                   $1,000,000    $        -
                                                                           ==========    ==========

                       See notes to financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of AVP, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in AVP, Inc.'s latest Annual Report on Form 10-KSB filed with the SEC. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of AVP's financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements which would substantially duplicate the disclosures contained in the consolidated audited financial statements for the most recent fiscal year 2005, as reported in the Form 10-KSB as previously filed with the SEC, have been omitted.

2.   MERGER

On February 28, 2005, upon filing a certificate of merger with the Delaware Secretary of State, a wholly owned subsidiary of AVP named Othnet Merger Sub, Inc., a Delaware corporation, and the Association of Volleyball Professionals, Inc. (the "Association") consummated a merger ("Merger") pursuant to an Agreement and Plan of Merger dated as of June 29, 2004, as amended. As a result of the Merger, the Association, which survived the Merger, became AVP's wholly owned subsidiary, and AVP issued common stock to Association stockholders.

In the second half of 2004, AVP issued $2,360,000 principal amount of 10% convertible notes and, as required by the Merger, loaned $2,000,000 of the proceeds of the notes to the Association (the notes were issued in units that included common stock and common stock purchase warrants) (the "Bridge Financing"). It was a condition to the closing of the Merger, among other things, that at least $2,000,000 principal amount of the notes (and accrued interest) be converted into common stock. Another condition was the closing of a private placement of units of Series B Convertible Preferred Stock and common stock purchase warrants, gross proceeds of which was $5,000,061 (the "Units Offering"), concurrently with the Merger closing.

Each share of Series B preferred stock is convertible into 24.3 shares of AVP common stock and carries the number of votes that equals the number of shares into which it is convertible.

In accordance with the Merger, the outstanding shares of the Association's common stock were converted into 2,973,861 shares of AVP common stock. The Association also had outstanding options and warrants that, as a result of the Merger, now represent the right to purchase 8,842,839 shares of AVP common stock.

As part of the Merger, the Association's preferred stockholders converted $3,657,600 of redeemable preferred stock into 2,317,188 shares of AVP common stock. In addition, as part of the Merger, holders of Bridge Financing convertible notes converted $2.1 million into 1,707,672 shares of AVP common stock. In February 2005, the two television networks waived their put rights on their redeemable Series A preferred stock that AVP previously issued to them, and subsequently converted the preferred stock into common stock pursuant to the Merger.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

2.   MERGER (CONTINUED)

Concurrent with the Merger, AVP raised $5,000,061 through the Units Offering, representing 147,364 shares of Series B Convertible Preferred Stock, which are convertible into 3,580,945 shares of AVP common stock.

Pursuant to the merger agreement and in conjunction with the Merger, AVP was obligated to grant warrants to purchase 5,677,590 shares of common stock.

Upon consummation of the Merger and the private offering, the Association's former stockholders held common stock entitling them to cast 58.22% of votes entitled to be cast at an election of AVP directors; the Association's executive officers became AVP's executive officers; and Association designees constituted a majority of the Board of Directors.

Because AVP was a publicly traded shell corporation at the time of the Merger, the transaction was accounted for as a capital transaction. For accounting purposes, the equivalent of the Association issuing stock for AVP's net assets, accompanied by a recapitalization of the Association. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historical carrying values of the assets and liabilities of AVP.

Accordingly, the Association, which was the acquired entity from the legal standpoint, is the acquirer from the accounting standpoint, and AVP, which was the acquirer from the legal standpoint, is the accounting acquiree.

On March 9, 2005, Othnet changed its name to its current name, AVP, Inc.

AVP agreed to register for resale the shares of common stock underlying the Series B preferred stock. The agreement provided that if a registration statement was not filed by April 15, 2005 or did not become effective by June 28, 2005, AVP was required to pay a penalty to the Series B preferred stock stockholders of approximately $50,000 for each month that the penalty condition was not satisfied, until August 28, 2005, when the monthly penalty increased to $100,000 for each month. The registration statement became effective on November 1, 2005 and, accordingly, AVP incurred $311,505 in penalties.

On August 23, 2005 the stockholders gave approval to amend the Certificate of Incorporation increasing the number of authorized shares of common stock to 300,000,000 shares and to amend the Articles of Incorporation to effect a 1 for 10 reverse stock split. The Certificate of Incorporation was subsequently amended to reduce the authorized shares of common stock to 80,000,000.

As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, amounts have been retroactively restated to reflect share quantities as altered by the terms of the merger agreement, the authorization of additional shares and the reverse stock split, which was effective on December 16, 2005.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

3.   RESCISSION OFFER

Options granted in 2004 to AVP players under AVP's 2002 Stock Option Plan were not exempt from registration or qualification under federal and state securities laws, and AVP did not obtain the required registrations or qualifications. As a result, AVP intends to make a rescission offer to the holders of these options. If this rescission is accepted by all players to whom it is made, AVP could be required to make aggregate payments of up to $245,000, which includes statutory interest, based on options outstanding as of March 31, 2006. AVP may continue to be liable under federal and state securities laws for amounts with respect to which the rescission offer is not accepted. As management believes there is only a remote likelihood the rescission offer will be accepted by option holders in an amount that would result in a material expenditure by AVP, no liability has been recorded. Management does not believe that this rescission offer will have a material effect on AVP's financial position, results of operations or cash flows.

4.   NET LOSS PER BASIC AND DILUTED SHARE OF COMMON STOCK

Basic earnings (loss) per share is calculated using the average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the average number of common shares outstanding during the period increased by the dilutive effect of outstanding stock options using the "treasury stock" method.

The following options, warrants and other incremental shares to purchase shares of common stock were excluded from the computation of diluted earnings (loss) per share for the periods presented as their effect would be antidilutive.


                                        Three Months Ended
                                              March 31,
                                      -----------------------
                                         2006         2005
                                      ----------   ----------
Options and Warrants                  15,482,688   11,053,950
Convertible Debt                               -    1,129,261
Redeemable Series A Preferred Stock            -            -
Series B Preferred Stock               1,815,404    3,580,945
                                      ----------   ----------
Total                                 17,298,092   15,764,156
                                      ==========   ==========

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

5.   STOCK BASED COMPENSATION

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R). Prior to January 1, 2006, the Company had accounted for stock-based payments under the recognition and measurement provisions of Accounting Principles Board ("APB") Opinion 25 and related interpretations, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with APB 25, no compensation expense was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

Under the modified prospective method of SFAS No. 123(R), compensation expense was recognized during the three months ended March 31, 2006 and includes compensation expense for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123. There were no stock based grants between January 1, 2006 and March 31, 2006. The Company's financial results for the prior periods have not been restated.

AVP adopted SFAS No. 148 effective for the year ended December 31, 2002, and has accounted for its stock-based compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees", until January 2006, at which time AVP adopted SFAS No. 123(R). Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the grant date. The reported net income and net income per share for the three months ended March 31, 2005 do not reflect the impact of the adoption of SFAS No. 123(R). If AVP had elected to recognize compensation expense based upon the fair value at the grant date for options under its stock-based compensation plans consistent with the methodology prescribed by SFAS No. 123, AVP's net loss for the three months ending March 31, 2005 would increase to the following pro forma amounts. The pro forma net loss did not increase since there were no employee grants for the three months ending March 31, 2005.

                                           Three Months
                                         Ended March 31,
                                         ---------------
                                               2005
                                         ---------------
Net loss applicable to common
stockholders, as reported                  $(4,881,230)

Less, stock-based employee
compensation expense determined
under fair-value-based methods for all
awards, net of related tax effects                   -
                                           -----------
Pro forma net loss                         $(4,881,230)
                                           ===========
Basic and diluted loss per share of
common stock:
  As reported                              $     (0.95)
                                           ===========
  Pro forma                                $     (0.95)
                                           ===========

The fair value of these options was estimated at the dates of grant using the Black-Scholes option pricing model, with the following assumptions for the three months ended March 31, 2005:

                          Three Months Ended
                               March 31,
                          ------------------
                                 2005
                          ------------------
Risk-free interest rate        3.66  -  3.93%
Expected life                        4 years
Expected volatility                      100%
Expected dividend yield                    0%

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

5.   STOCK BASED COMPENSATION (CONTINUED)

As a result of adopting SFAS No. 123(R), during the three months ended March 31, 2006, the Company's net loss is $10,726 greater than if it had continued to account for stock based compensation under APB 25 as it did for the three months ended March 31, 2005. Basic and diluted earnings per share for the three months ended March 31, 2006 would have been ($0.12) if the Company had not adopted SFAS No. 123(R), compared to basic and diluted earnings per share of ($0.12). The adoption of SFAS No. 123(R) had no impact on the Company's cash flows.

Consistent with the valuation method used for the disclosure only provisions of SFAS No. 123, the Company is using the Black-Scholes option-pricing model to value compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The expected term of options granted from historical data on employee exercises is not yet determinable. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of the Company's stock. As of March 31, 2006, the Company had approximately $80,770 of unrecognized compensation expense expected to be recognized over a weighted average period of approximately 1.9 years.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

5.   STOCK OPTIONS

                               Stock Option Plans

On August 23, 2005, the stockholders approved the adoption of the 2005 Stock Incentive Plan. Under the 2005 Plan, AVP may grant awards of stock options (including stock purchase warrants) and restricted stock grants to its officers, directors, employees, consultants, players, and independent contractors. AVP may issue an aggregate of 30,000,000 shares of its common stock under the 2005 Plan, including approximately 14,000,000 shares subject to management warrants and options converted from stock options to purchase shares of the Association, pursuant to the merger agreement. AVP may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy AVP's common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of AVP's Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of AVP's Common Stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversary of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

The exercise price of each optioned share is determined by the Committee; however the exercise price for incentive stock options will not be less than 100%, and in the case of a nonqualified stock option, not less than 85%, of the fair market value of the optioned shares on the date of grant. The expiration date of each option shall be determined by the Committee at the date of grant; however, in no circumstances shall the option be exercisable after 10 years from the date of grant.

The following table, as restated for the 2005 period, contains information on the stock options under the Plan for the period ended March 31, 2006 and the year ended December 31, 2005. The outstanding options expire from April 2008 to September 2013.

                                                              Weighted Average
                                           Number of Shares    Exercise Price
                                           ----------------   ----------------
Options outstanding at January 1, 2005         8,555,241            $ .32
  Granted                                      3,259,593             2.19
  Converted Othnet options                       200,428             2.50
  Exercised                                           --               --
  Cancelled                                           --               --
                                              ----------            -----
Options outstanding at December 31, 2005      12,015,262              .87
  Granted                                             --               --
  Converted Othnet options                            --               --
  Exercised                                           --               --
  Cancelled                                           --               --
                                              ----------            -----
Options outstanding at March 31, 2006         12,015,262            $ .87
                                              ==========            =====

The weighted average fair value per share of options granted was $-0- in 2006 and $1.38 in 2005.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

5.   STOCK OPTIONS (CONTINUED)

                         Stock Option Plans (Continued)

The following table summarizes information about AVP's stock-based compensation plan at March 31, 2006:

Options outstanding and exercisable by price range as of March 31, 2006:

                        Options Outstanding           Options Exercisable
               ------------------------------------  ---------------------
                               Weighted
                               Average     Weighted               Weighted
  Range of                    Remaining     Average                Average
  Exercise        Number     Contractual   Exercise     Number    Exercise
   Prices      Outstanding  Life in Years   Price    Exercisable   Price
-------------  -----------  -------------  --------  -----------  --------
$  .01 -  .30    6,118,943       3.8         $0.03     6,118,943    $0.03
   .31 -  .90    1,655,480       7.4          0.77     1,655,480     0.77
   .91 - 1.60      780,818       3.1          1.60       716,568     1.60
  1.61 - 2.80    3,460,021       3.3          2.21     3,409,931     2.22
                ----------                            ----------
$  .01 - 2.80   12,015,262       4.1         $0.87    11,900,922    $0.86
                ==========       ===         =====    ==========    =====

In connection with stock options granted to employees to purchase common stock, AVP recorded $10,726 of stock-based compensation expense for the period ended March 31, 2006 and $-0- for the period ended March 31, 2005.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

5.   STOCK OPTIONS (CONTINUED)

                               Other Stock Options

The following table contains information on all of AVP's non-plan stock options for the period ended March 31, 2006 and the year ended December 31, 2005.

                                                       Weighted
                                                        Average
                                           Number of   Exercise
                                             Shares      Price
                                           ---------   --------
Options outstanding at January 1, 2005       302,930     $0.30
  Granted                                  2,491,056      1.99
  Converted Othnet options                   728,557      2.39
  Exercised                                       --        --
  Cancelled                                  (55,118)     4.42
                                           ---------     -----
Options outstanding at December 31, 2005   3,467,425      1.89
  Granted                                         --        --
  Converted Othnet options                        --        --
  Exercised                                       --        --
  Cancelled                                       --        --
                                           ---------     -----
Options outstanding at March 31, 2006      3,467,425     $1.89
                                           =========     ======

The weighted average fair value of options granted was $-0- in 2006 and $2.26 in 2005.

The following table summarizes information about AVP's non-qualified stock options at March 31, 2006:

Options outstanding and exercisable by price range as of March 31, 2006:

                              Options Outstanding                 Options Exercisable
                   ---------------------------------------  -----------------------------
                                Weighted Average  Weighted
                                   Remaining       Average
Range of Exercise     Number       Contractual    Exercise     Number    Weighted Average
     Prices        Outstanding    Life in Years     Price   Exercisable   Exercise Price
-----------------  -----------  ----------------  --------  -----------  ----------------
$ .30 - 1.50          661,025         4.0           $0.89      661,025         $0.89
 1.60 - 3.40        2,806,400         2.9            2.12    2,806,400          2.12
                    ---------                                ---------
$ .30 - 3.40        3,467,425         3.1           $1.89    3,467,425         $1.89
                    =========         ===           =====    =========         =====

In connection with warrants granted to non-employees to purchase Common Stock in connection with the Units Offering, AVP recorded consulting expense of $-0- for the period ended March 31, 2006 and $3,498,022 for the period ended March 31, 2005. Such amounts represent, for each non-employee stock option, the valuation under SFAS 123 on the date of the grant. These grants were fully vested on the grant date.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

6.   COMMITMENTS AND CONTINGENCIES

                                 Operating Lease

The Company leases its corporate office facilities under a non-cancellable operating lease expiring in March 2010. The lease agreement contains a renewal option for an additional five-year term. In addition, the lease agreement provides for rental escalations at defined intervals during the lease term. Rent expense is recognized on the straight-line method over the term of the lease. The difference between rent expense recognized and rent payable under the rental escalation clauses is reflected in accrued expenses.

The future minimum rental payments under the non-cancellable operating lease commitment are as follows:

Three Months Ending March 31,
-----------------------------
            2007                $  331,000
            2008                   340,000
            2009                   350,000
            2010                   360,000
                                ----------
            Total               $1,381,000
                                ==========

Rent expense charged to operations was $78,157 for the three months ended March 31, 2006 and $89,841 for the three months ended March 31, 2005.

                             Officer Indemnification

Under the organizational documents, AVP's directors are indemnified against certain liabilities arising out of the performance of their duties to AVP. AVP also has an insurance policy for its directors and officers to insure them against liabilities arising from the performance of their duties required by their positions with AVP. AVP's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against AVP that have not yet occurred. However, based on experience, AVP expects the risk of loss to be remote.

                              Employment Agreements

AVP has entered into "at will" employment agreements with three officers. In addition to base salary, the employment agreements provide for annual performance bonuses and profit sharing bonuses. The performance bonuses range from 30% to 50% of the respective officer's base salary. The performance bonuses awarded, if any, will be based upon achieving certain milestones and targets as determined by the Board of Directors' Compensation Committee. The employment agreements also provide that AVP will set aside 10% of the net profits as defined by EBITDA or such other appropriate specification of the AVP for such fiscal year to establish a Profit Sharing Bonus Pool. The Chief Executive Officer will determine the allocation of the Profit Sharing Bonus Pool among officers eligible to participate in the Profit Sharing Bonus Pool.

                                Legal proceedings

A complaint was filed by Carl Schneider and Schneider Productions, LLC on October 24, 2005 in the United States District Court, Central District of California, in which the plaintiffs seek damages for copyright infringement in connection with the allegedly unauthorized use of a still photograph in a television commercial that was broadcast on NBC and FSN in 2005. Discovery has just commenced and therefore management is unable to determine or predict the outcome of this claim or the impact on the Company's financial condition or results of operations. Accordingly, the Company has not recorded a provision for this matter in their financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

7.   CAPITAL TRANSACTIONS

In February 2006, AVP entered a production and distribution agreement with Fox Broadcasting Company ("FBC") in connection with two events. Under the agreement, FBC will have the exclusive right to telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, FBC received 666,667 shares of Common Stock, par value $0.001 per share, of AVP.

8. RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2006, the FASB issued the new standard, Statement of Financial Accounting Standard No. 155, "Accounting for Certain Hybrid Instruments," which is an amendment of FASB Statements No. 133 and 140. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host), if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP's financial position or results of operations.

9. SUBSEQUENT EVENT

On April 12, 2006, AVP entered a multi-year sponsorship agreement ("Agreement") with Crocs, Inc. ("Crocs") pursuant to which Crocs shall become the title sponsor of the AVP Tour through the final event of the 2008 AVP Tour season. The Agreement is significant to AVP's 2006 projected revenue.

In the Agreement, AVP agreed to issue warrants to purchase up to 1,000,000 shares of common stock of AVP. The vesting period is as follows: (i) 200,000 shares on April 12, 2006 and (ii) 200,000 shares on each January 15th for the years 2007 through 2010; however no shares shall be granted in 2008, 2009 or 2010 if Crocs reduces its sponsorship in 2008, or in either 2009 or 2010 is not extended or in such earlier years if the Agreement is terminated by either party for breach prior to the final event of the 2008 AVP Tour season. The exercise price of the warrant is $.80. The registration rights are subject to Securities Act rules, AVP agrees to file a registration statement for resale of the shares underlying the warrants by April 12, 2007. The expiration date of the warrant is April 12, 2012 (sixth anniversary of the execution of the Agreement).

Pursuant to a Securities Purchase Agreement dated May 4, 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $2,500,003. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 282,353 shares of common stock on substantially the same terms as the warrants sold to investors. The sale of the securities is exempt from registration under Securities Act section 4(2), due to the limited number of investors, all of which are accredited.

Pursuant to a Securities Purchase Agreement dated June 9, 2006, AVP sold 705,882 units, each unit consisting of five shares of common stock and a five-year warrant to purchase one share of common stock at price of $1.00 per share, to an accredited investor, for a total price $2,999,998.50. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 338,824 shares of common stock on substantially the same terms as the warrants sold to investor. The sale of the securities is exempt from registration under Securities Act section 4(2), due to the limited number of investors, all of which are accredited. The Securities Purchase Agreements in May and June of 2006 require AVP to file a re-sale registration statement within 10 business days from closing and gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

9.   SUBSEQUENT EVENT (CONTINUED)

On February 28, 2005, AVP consummated a private placement. Each unit sold in the February 2005 Financing consisted of 4 shares of AVP's Series B Preferred Stock; each share was originally convertible into 24.3 shares of common stock, and a five-year warrant to purchase up to 24.3 shares of the AVP's common stock. However, as a result of the new shares sold in May and June 2006, the conversion rate of the outstanding Series B Convertible Preferred Stock increased from 24.3 to 27.87 in accordance with its anti-dilution provision. All outstanding shares of Series B Convertible Preferred Stock are now convertible into 27.87 shares of common stock.

                                                                      APPENDIX A

                         Rescission Offer Election Form

AVP, Inc.
6100 Center Drive
Suite 900
Los Angeles, CA 90045

Attn: Andrew Reif

Dear Mr. Reif:

      I have received and had an opportunity to review carefully the rescission offer, dated August 9, 2006, relating to your offer to rescind the grant to me, in 2004, pursuant to my AVP Player Agreement, possibly in violation of federal or state securities laws, of a stock option to purchase ____________ [insert number of option shares] shares of AVP common stock. I advise AVP as follows by placing an "X" in the proper space provided below:

    |_| 1. I hereby elect to reject the rescission offer and to retain the stock option.

    |_| 2. I hereby elect to accept the offer to rescind the grant of the stock option. I ACKNOWLEDGE THAT I WILL NOT HAVE ANY FURTHER RIGHT, UNDER THE STOCK OPTION TO PURCHASE SHARES OF COMMON STOCK SUBJECT THERETO AND THAT I WILL FOREGO ANY SUBSEQUENT APPRECIATION IN THE VALUE OF THE SHARES.

For California residents:

THIS OFFER OF REPURCHASE HAS BEEN APPROVED BY THE CALIFORNIA COMMISSIONER OF CORPORATIONS IN ACCORDANCE WITH SECTION 25507(b) OF THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 ONLY AS TO ITS FORM. SUCH APPROVAL DOES NOT IMPLY A FINDING BY THE COMMISSIONER THAT ANY STATEMENTS MADE HEREIN OR IN ACCOMPANYING DOCUMENTS ARE TRUE OR COMPLETE; NOR DOES IT IMPLY A FINDING THAT THE AMOUNT OFFERED BY AVP IS EQUAL TO THE AMOUNT RECOVERABLE BY THE BUYER OF THE SECURITY IN ACCORDANCE WITH SECTION 25503 IN A SUIT AGAINST AVP, AND THE COMMISSIONER DOES NOT ENDORSE THE OFFER AND MAKES NO RECOMMENDATION AS TO ITS ACCEPTANCE OR REJECTION.

Dated:


                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Print Name

                                        Address of Offeree:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS DOCUMENT OR ANY SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS DOCUMENT NOR ANY SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF AVP, INC. SINCE THE DATE OF THIS DOCUMENT.

                                    AVP, INC.

                            STOCK OPTIONS TO PURCHASE

                                652,494 SHARES OF

                                  COMMON STOCK

                                RESCISSION OFFER

                                 August 9, 2006